   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        BIG FLOWER PRESS HOLDINGS, INC.

             (Exact Name of Registrant as Specified in its Charter)

                           DELAWARE                                                      13-376-8322
               (State or Other Jurisdiction of                               (I.R.S. Employer Identification No.)
                Incorporation or Organization)

                            ------------------------

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                             MARK A. ANGELSON, ESQ.
                    EXECUTIVE PRESIDENT, GENERAL COUNSEL AND
                      SECRETARY OF THE BOARD OF DIRECTORS
                        BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                         ------------------------------

                                   COPIES TO:

                         ROBERT E. BUCKHOLZ, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                                     MAXIMUM             PROPOSED
                                                  AMOUNT             OFFERING            MAXIMUM            AMOUNT OF
          TITLE OF EACH CLASS OF                  TO BE               PRICE             AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT(1)      OFFERING PRICE(1)          FEE
8 7/8 Senior Subordinated Notes
  due July 1, 2007........................     $100,000,000         $1,000.00          $100,000,000          $29,500

(1) Estimated Solely for the purpose of calculating the registration fee pursuant to Rule 457(f); the proposed maximum offering price is based on the average of the high and low bid prices of the Notes on December 16, 1997.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 1997
                               OFFER TO EXCHANGE
               8 7/8% SENIOR SUBORDINATED NOTES DUE JULY 1, 2007
     FOR ALL OUTSTANDING 8 7/8% SENIOR SUBORDINATED NOTES DUE JULY 1, 2007

 [LOGO]
                                       of
                        BIG FLOWER PRESS HOLDINGS, INC.

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
            , 1998 UNLESS EXTENDED.

    Big Flower Press Holdings, Inc., a Delaware corporation ("Big Flower Press" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Private Notes"), of which $100,000,000 in aggregate principal amount was issued on October 20, 1997 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of June 20, 1997 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The Exchange Notes will not be redeemable prior to July 1, 2002. On or after July 1, 2002, the Exchange Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, prior to July 1, 2000, the Company may, at its option, redeem up to an aggregate of 35% of the principal amount of Exchange Notes and Outstanding 8 7/8% Notes (as defined) originally issued with the net proceeds from issuances of Equity Interests (as defined) of the Company at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption; PROVIDED that at least $162.5 million in aggregate principal amount of Exchange Notes and Outstanding 8 7/8% Notes remains outstanding after any such redemption.

    Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to July 1, 2002, to redeem the Exchange Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest to the date of redemption, and (ii) if the Company does not so redeem the Exchange Notes or if such Change of Control occurs after July 1, 2002, the Company will be required to make an offer to repurchase the Exchange Notes and Outstanding 8 7/8% Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, under certain circumstances, the Company will be obligated to offer to repurchase the Exchange Notes and Outstanding 8 7/8% Notes at 100% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase, with the proceeds of certain Asset Sales (as defined). See "Description of the Notes."

    The Exchange Notes will be unsecured, senior subordinated obligations of the Company, will be issued under the same indentures as, and will rank PARI PASSU in right of payment with, the Outstanding 8 7/8% Notes and will be junior in right of payment to all existing and future Senior Indebtedness (as defined) of the Company (including borrowings under the New Credit Facility, as defined). At September 30, 1997, on a PRO FORMA basis after giving effect to (a) the consummation of the offering of the Private Notes (the "Private Notes Offering") and the application of the proceeds thereof, (b) the concurrent offering of 2,300,000 shares of 6% Convertible Subordinated Quarterly Income Preferred Securities (the "Convertible Preferred Securities") by a special purpose subsidiary of the new parent company of Big Flower Press, and the application of the proceeds thereof and (c) the Acquisitions (as defined) (the "Pro Forma Basis"), the Company would have had approximately $258.7 million of Senior Indebtedness outstanding. The Company is a holding company and, accordingly, the Exchange Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At September 30, 1997, on a PRO FORMA basis after giving effect to the consummation of the Private Note Offering and application of the proceeds thereof and the New Credit Facility (as defined), the Company's subsidiaries would have had approximately $513.1 million of liabilities (including trade payables and the New Credit Facility).

    SEE "RISK FACTORS", ON PAGES 20 TO 23, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                           --------------------------

               The date of this Prospectus is             , 1997

                              NOTICE TO INVESTORS

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that the holder is acquiring the Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. The Letter of Transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such Exchange Notes, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 180 days after the Expiration Date. See "Plan of Distribution."

    Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. The National Association of Securities Dealers, Inc. ("NASD") has designated the Private Notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD (see "Price Range of the Private Notes") and the Company has been advised that BT Securities Corporation, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. have heretofore acted as market makers for the Private Notes. The Company has been advised by each of the aforesaid market makers that it currently intends to make a market in the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors-- Lack of Public Market for Securities."

    The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY, 3 EAST 54TH STREET, NEW YORK, NEW YORK 10022, ATTENTION: IRENE B. FISHER, ESQ., TELEPHONE: (212) 521-1600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE EXPIRATION DATE.

    The following documents and the amendments thereto filed by the Company (File No. 1-4084) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and are made a part hereof:

        (i) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, filed with the Commission on March 26, 1997;

        (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 12, 1997;

       (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997;

        (iv) The Company's Proxy Statement, dated May 13, 1997, filed with the Commission on May 13, 1997;

        (v) The Company's Current Report on Form 8-K dated June 12, 1997, filed with the Commission on June 16, 1997;

        (vi) The Company's Current Report on Form 8-K dated June 20, 1997, filed with the Commission on July 14, 1997;

       (vii) The Company's Current Report on Form 8-K dated September 18, 1997, filed with the Commission on October 3, 1997;

      (viii) The Company's Current Report on Form 8-K dated October 3, 1997, filed with the Commission on October 6, 1997;

        (ix) The Company's Current Report on Form 8-K dated October 17, 1997, filed with the Commission on October 20, 1997;

        (x) The Company's Current Report on Form 8-K dated October 15, 1997, filed with the Commission on October 29, 1997;

        (xi) The Company's Amendment to Current Report on Form 8-K/A dated September 18, 1997, filed with the Commission on November 24, 1997; and

       (xii) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof on and from the respective date of filing of such documents.

    Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http:\\www.sec.gov. The Common Stock of Big Flower Holdings, Inc. ("Big Flower Holdings"), the parent of Big Flower Press, is currently traded on The New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information concerning Big Flower Holdings also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Big Flower Press was incorporated in Delaware in 1993. The Company's principal executive offices are located at 3 East 54th Street, New York, New York 10022 and its telephone number is (212) 521-1600.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "SUMMARY," AND "BUSINESS," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS OUTSIDE THE CONTROL OF THE COMPANY, INCLUDING FLUCTUATIONS IN THE COST OF PAPER AND OTHER RAW MATERIALS USED BY THE COMPANY, CHANGES IN THE ADVERTISING AND PRINTING MARKETS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE GENERAL CONDITION OF THE UNITED STATES AND OTHER ECONOMIES, AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY. CONSEQUENTLY, SUCH FORWARD-LOOKING STATEMENTS SHOULD BE REGARDED SOLELY AS THE COMPANY'S CURRENT PLANS, ESTIMATES AND BELIEFS. THE COMPANY DOES NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND TO THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO (THE "CONSOLIDATED FINANCIAL STATEMENTS") INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED OR THE CONTEXT CLEARLY IMPLIES OTHERWISE, ALL REFERENCES IN THE PROSPECTUS TO THE "COMPANY" OR "BIG FLOWER PRESS" REFER TO BIG FLOWER PRESS HOLDINGS, INC. AND ITS SUBSIDIARIES. ON OCTOBER 17, 1997, AS A RESULT OF A HOLDING COMPANY REORGANIZATION BIG FLOWER HOLDINGS, INC. BECAME THE PARENT OF BIG FLOWER PRESS. SEE "RECENT DEVELOPMENTS."

                                  THE COMPANY

    Big Flower Press is a leading advertising and marketing services company which provides integrated advertising solutions through its three principal operating units as of September 30, 1997: Treasure Chest Advertising Company, Inc. ("TC Advertising"), Webcraft Technologies, Inc. ("Webcraft") and Laser Tech Color, Inc. ("Laser Tech"). As of September 30, 1997, the Company and its subsidiaries focused on the advertising insert, direct mail and premedia sectors of the industry.

    - TC ADVERTISING is a leading producer of advertising insert programs for retailers, and produces TV listing magazines, Sunday comics, Sunday magazines and special supplements for many of the most widely circulated U.S. newspapers. In 1996, the Company produced more than 22 billion advertising inserts, 1.6 billion Sunday comics, 140 million locally edited Sunday magazines and 620 million TV listing guides. As the only advertising insert producer offering a national network of both heatset and cold web offset production facilities and one of the largest U.S. consumers of newsprint and ink, TC Advertising can address the diverse needs of its customers and achieve significant cost and distribution advantages. The Company believes that the advertising inserts industry sector generates revenues of $8 to $9 billion per year, with approximately 50% of the dollars spent on the production of inserts and the balance on distribution of the product.

    - WEBCRAFT is a market leader in producing highly customized direct mail and specialty advertising products such as commercial games and fragrance samplers. Webcraft derives the majority of its revenues from the integrated production of personalized advertising mailings, a marketing medium that has exceeded the annual growth rate for overall advertising spending for the period 1991-1996. The Company believes that in the individualized industry sector in which Webcraft operates, customized direct mail expenditures account for $20.8 billion per year, with approximately 33% going to the production of direct mail and the remainder to other services, including agency services, data analysis and manipulation and creative development.

    - LASER TECH is a leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer products companies. Services and technologies offered by Laser Tech include digital photography studios, leading-edge desktop publishing and client/ server software and hardware, turnkey catalog and advertising insert production, and digital image management systems for high speed image retrieval. The Company believes that the premedia industry sector exceeds $5.3 billion annually, and will continue to grow with the emergence of new distribution technologies such as CD-ROM and the World Wide Web that use digitized images.

                               BUSINESS STRATEGY

    The Company's strategic objective is to enhance its position as an integrated provider of a diverse range of advertising and marketing services across a broad spectrum of media. Through internal growth and acquisitions, Big Flower Press aims to broaden its technology and services in a manner that allows its subsidiaries to interact dynamically to create both new services for existing customers and new customers for its traditional products.

    Marketers aim to reach target customers with the most effective message and the greatest possible impact. Technological advancements increasingly allow marketers to understand customer preferences and to differentiate and individualize advertising messages. Big Flower Press' strategy is to assist its customers by providing a broad array of advertising and marketing services which capitalize on these advancements. Key elements of this strategy include the following:

    PROVIDE INTEGRATED ADVERTISING SOLUTIONS FOR CUSTOMERS. The Company believes that by combining the products and services of TC Advertising, Webcraft and Laser Tech it can work with customers to develop cost-effective and comprehensive solutions to their particular advertising and marketing needs. Big Flower Press has the expertise to work with customers from inception of an advertising concept through layout design and production, to targeting and distribution of the printed product, thereby helping customers achieve their advertising goals in a cost-effective manner. For example, for a recent store opening by a home improvement retailer, Big Flower Press presented the customer with a five-piece plan that combined TC Advertising's and Webcraft's capabilities. The campaign involved two "teaser" direct mail items, followed by an individualized, highly-customized direct mail package that included a pre-approved credit card for the customer. The fourth piece was a 72-page advertising brochure distributed through the local newspaper, followed by a large, glossy advertising insert. The Company believes that by integrating its digital premedia services, advertising insert capabilities, geographic and demographic insert targeting programs and highly customized direct mail and specialty products, it offers its customers certain solutions not offered by the Company's competitors.

    DEVELOP TARGETED ADVERTISING PROGRAMS. The Company's customers are increasingly targeting their advertising messages based on more detailed knowledge of consumers and what they buy. Big Flower Press has responded to this trend in all of its businesses:

    - TC ADVERTISING'S Target Reach system enables the Company to attract new categories of customers by providing them with tools to utilize the targeted distribution capabilities of major market newspapers. Advertisers can customize their advertising to match the demographic characteristics and other targeting requirements of over 15,000 newspaper delivery zones in the nation's top 200 designated market areas.

    - WEBCRAFT'S highly individualized, multiple component direct mail campaigns utilize information refined from customers' databases as well as Webcraft's own expertise in direct mail personalization techniques.

    - LASER TECH'S image management expertise allows customers' images to be stored, archived, and retrieved to and from any remote location. Images stored in Laser Tech's system can have multiple applications across a variety of advertising media. For example, in addition to their use in print media, images are readily accessible for use in Web sites and inclusion in CD-ROMs. The Company's Digital Dimensions business unit also provides consulting and development services to large clients, assisting them in the development of high impact, commercially effective Web sites.

    MAXIMIZE CROSS-SELLING OPPORTUNITIES.   Currently, TC Advertising serves a
large customer base of regional and national retailers, while Webcraft's and Laser Tech's customer base consists mainly of national manufacturers, advertising agencies and marketing companies. Big Flower Press has established employee incentive compensation programs to promote cross-selling of the entire Big Flower Press product and services lines. For example, TC Advertising provides advertising insert programs to Webcraft's direct mail customers, while Webcraft has begun to deliver targeted direct mail advertising on behalf of TC Advertising's retail clients. TC Advertising also makes available Webcraft's commercial games products to its retail customers. In addition, certain premedia functions previously performed by customers of TC Advertising and Webcraft are now performed by Laser Tech under facilities management agreements.

    CAPITALIZE ON NATIONAL DIGITAL WORKFLOW PLATFORM. The Company continues to optimize its nationwide digital network capability that employs telecommunications technologies to connect TC Advertising's and

Laser Tech's facilities, enabling the Company and its customers to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on a national scale. The platform development is based on open-standard digital communications technologies and is continuously refined to meet a customer's particular needs. On June 30, 1997, the Company's digital network connected customers and the production centers at all Laser Tech facilities and 14 of the TC Advertising production facilities. Each TC Advertising production facility is equipped to meet the rapid output requirements of highly-versioned insert advertising programs, using efficient state of the art, digital page processing systems.

    PURSUE STRATEGIC ACQUISITIONS. Big Flower Press continues to review opportunities to extend its businesses and markets in the advertising and marketing services industry and to build its TC Advertising, Webcraft and Laser Tech business units. See "--Recent Developments." In addition, Big Flower Press adds value to strategic acquisitions by identifying operating synergies, effecting cost savings and improving efficiency. Since its initial acquisitions of TC Advertising, Laser Tech and Webcraft, Big Flower Press has expanded its products and services through a number of strategic acquisitions that increased the span and scope of each of these industry sectors, as summarized in the table below:

BUSINESS UNIT         BUSINESS ACQUIRED              DATE                      STRATEGIC SIGNIFICANCE
----------------  --------------------------  ------------------  ------------------------------------------------

TC Advertising    KTB Associates, Inc., and   April 1994          - Increased TC Advertising's capacity and
                    Retail Graphics Holding                         broadened its customer base in the advertising
                    Company                                         insert industry sector

                  PrintCo., Inc.              October 1996        - Added significant retail accounts and new
                                                                    production capacity

                  Riverside County            October 1997        - Expanded presence in the Western United States
                    Publishing Company

                                                                  - Broadened its customer base in the advertising
                                                                    insert industry sector

Webcraft          Scanforms, Inc.             October 1996        - Expanded customer base among leading financial
                                                                    services and publishing companies

                                                                  - Added additional high-quality laser
                                                                    personalization and short-run capabilities

                  Olwen Direct Mail, Limited  September 1997      - Established international platform for the
                                                                    Company

                                                                  - Provided multinational direct mail expertise

                                                                  - Enhanced database management capabilities

                  IMPCO Enterprises, Inc.     November 1997       - Expanded direct marketing capabilities to
                                                                    include database services and response
                                                                    management

BUSINESS UNIT         BUSINESS ACQUIRED              DATE                      STRATEGIC SIGNIFICANCE
----------------  --------------------------  ------------------  ------------------------------------------------

Laser Tech        Pacific Color Connection,   October 1996        - Enhanced expertise in digital premedia
                    Inc.                                            services

                                                                  - Expanded presence in California

                                                                  - Added internet production services

                                                                  - Expanded product lines to include large format
                                                                    advertising products

                  Designer Color Systems,     December 1996       - Added capability to produce interactive
                    Ltd.                                            multimedia systems for electronic catalogs and
                                                                    ordering systems

                  Digital Dimensions, Inc.    December 1996       - Enhanced digital imaging services platform

                                                                  - Added capability to provide Web site design
                                                                    and execution

                  Gamma One, Inc.             October 1997        - Provided strategic Northeast presence

                                                                  - Enhanced digital image management and
                                                                    facilitated management capabilities

Columbine         Columbine JDS Systems,      October 1997        - Diversified Big Flower Press into broadcast
                    Inc.                                            media industry

                                                                  - Provided strategic coordination between
                                                                    digital moving images and digital still images

                                                                  - Offered software and technology expertise that
                                                                    can be leveraged throughout Big Flower Press
                  Broadcast Systems Software  November 1997       - Expands Columbine's presence in the United
                    Limited                                         Kingdom

                                                                  - Provides PC-based software for television
                                                                    programming

                            ACQUISITION DEVELOPMENTS

    In September 1997, the Company acquired Olwen Direct Mail, Limited ("Olwen"). In October 1997, the Company acquired Columbine JDS Systems, Inc. ("Columbine"), certain assets and liabilities of Brown Printing Company, operating as Riverside County Publishing Company ("RCPC") and substantially all of the assets of Gamma One, Inc. ("Gamma One") (hereinafter referred to collectively as the "Acquisitions"). Total consideration for the Acquisitions, including the assumption and/or repayment of debt, transaction fees and expenses and the net issuance of approximately 1.2 million shares of common stock of Big Flower Holdings, Inc. was approximately $290.0 million. In November 1997, the Company acquired Broadcast Systems Software Limited ("BSS") and substantially all of the assets of IMPCO Enterprises, Inc. ("IMPCO").

OLWEN DIRECT MAIL LIMITED

    In September 1997, the Company formed a wholly-owned subsidiary, Big Flower Limited ("BGF Limited"), and BGF Limited acquired 100% of the capital stock of Olwen. Headquartered in South London, Olwen provides comprehensive, full service direct mail production services to more than 150 clients in the financial services, advertising and publishing industries. Services include all aspects of direct mail preparation, including prepress, printing, personalization, finishing and mailing. In addition, Olwen provides a variety of higher value-added database management services such as response analysis and target customer profiling. In addition to its UK headquarters, Olwen also operates a database management and international direct mail group in Baltimore, Maryland.

    Olwen, the Company's first acquisition outside of the United States, will provide international advertising and marketing services to the Company's multinational customers. Olwen's operations will be coordinated with Webcraft's. The Company believes that Olwen's highly refined short-run capabilities, which are necessary to satisfy Europe's differentiated language and culture-specific markets, will be applicable in several markets throughout the United States. In addition, Olwen establishes an international presence that the Company will seek to use as a platform to position the Company to provide advertising and marketing services across a broader spectrum of media in international markets.

COLUMBINE JDS SYSTEMS, INC.

    On October 31, 1997, the Company acquired Columbine, a Denver, Colorado based company that is a leading provider of software products and related services to the cable, satellite and terrestrial broadcast industries in both the United States and international markets. Columbine's proprietary suite of software products manages the placement of broadcast advertisements, programming material and sales information data for television stations, radio stations, group operators, broadcast and cable networks, cable operators and direct broadcast satellite providers. Columbine's software also assists advertising agencies and media representation firms in the buying and selling of advertising time. Columbine's systems track and time commercials, produce sales analysis and proposals, offer master control automation and provide program management and accounting and finance functions. Columbine has begun the introduction of its Paradigm Integrated Broadcast System ("Paradigm"), a next generation software system which integrates and automates all information management activities and day-to-day operating support for digital, multi-channel broadcasting environments.

    In addition, Columbine provides management consulting services, temporary personnel, custom software development, on-site training and 24-hour technical support to its customers. Columbine is also a value-added reseller of hardware and software technologies complementary with its products for major technology providers including IBM, Tektronix, Hewlett Packard and Microsoft. Columbine operates out of four domestic and three international offices in Denver, New York City, Memphis, San Francisco, London, Sydney and Hong Kong.

    Big Flower Press formed a wholly-owned subsidiary, Big Flower Digital Services, Inc. ("Big Flower Digital"). Big Flower Digital is the parent company to Columbine and Laser Tech. The Company believes that there are strategic benefits to coordinating Laser Tech's expertise in the digital management of still images, use of server technology and capacity of broadband telecommunications networks with Columbine's expertise in the digital management of moving images used in advertising and programming services.

RIVERSIDE COUNTY PUBLISHING COMPANY

    On October 15, 1997, the Company acquired RCPC, a California-based provider of retail advertising insert programs. RCPC became an operating unit of TC Advertising. RCPC adds significant grocery, drug store, and home improvement merchant accounts. RCPC's two California locations add capacity to TC Advertising's nationwide network of offset press facilities, enabling TC Advertising to provide its customers with a highly cost-efficient and effective method of producing multiple versions of inserts for their growing demand for store-specific, targeted advertising.

GAMMA ONE, INC.

    On October 31, 1997, Big Flower Press acquired Gamma One, a New England-based provider of digital premedia services which became an operating unit of Laser Tech. Gamma One's Northeast facilities will significantly increase Laser Tech's presence in the New York and New England markets. Gamma One's proprietary digital image database management system, strong customer base and facilities management services will add scope and reach to Laser Tech's operations.

BROADCAST SYSTEMS SOFTWARE LIMITED

    On November 6, 1997, Big Flower Press acquired BSS, a UK-based provider of specialist software to the broadcast industry. BSS became an operating unit of Columbine. BSS specializes in software programs that address electronic operations such as long-term planning, program scheduling, acquisitions, library management and commercial sales and bookings. The flagship product of BSS, the Broadcast Master software suite, was the first fully integrated suite of PC-based software for television programming. BSS' Broadcast Master software system complements Columbine's systems and offers the Company's domestic and international customers enhanced resources for the acquisition, analysis and sale of advertising-supported programming in the terrestrial and satellite band media markets.

IMPCO ENTERPRISES, INC.

    On November 18, 1997, Big Flower Press acquired IMPCO, a privately-owned marketing services company based in Rochester, New York. IMPCO became a subsidiary of Webcraft. IMPCO specializes in telemarketing, strategic response management and database management for the communications, healthcare, advertising agency and financial services industries. The additions of IMPCO's database management expertise and response management capabilities are important steps in the Company's strategy of transforming Webcraft into a fully integrated direct marketing provider. IMPCO supplements the Company's direct response capabilities.

                              RECENT DEVELOPMENTS

    On November 28, 1995, TC Advertising entered into a six year $350.0 million revolving credit facility, which was amended on March 19, 1996 to add a $75.0 million term loan (the "Old Credit Facility"). On June 12, 1997, the Company (i) entered into a new credit facility (as amended to date, the "New Credit Facility") with a group of lenders providing up to $475.0 million of revolving credit loans and (ii) terminated the Old Credit Facility and repaid its loans thereunder. The New Credit Facility provides greater borrowing capacity on more favorable terms, including lower interest rates, and covenant terms which the Company believes provide greater financial flexibility.

    On June 16, 1997, the Company announced the completion of a secondary offering of 5,958,524 shares of its common stock. On July 15, 1997, a further 750,000 shares of the Company's common stock were sold pursuant to the underwriters' over-allotment option. In the offering (including the underwriters' over-allotment option), Apollo Big Flower Partners L.P. sold 4,470,922 shares, BT Investment Partners, Inc. sold 1,738,692 shares and certain other stockholders who acquired their shares in connection with Big Flower Press' acquisitions of their businesses sold 498,910 shares. Each of Apollo Big Flower Partners L.P. and BT Investment Partners, Inc. sold its entire holding in this offering. Neither the Company's Chairman of the Board, R. Theodore Ammon, nor members of senior management sold any shares in the offering.

    On June 20, 1997, the Company completed an offering of $250.0 million of its 8 7/8 Senior Subordinated Notes due July 1, 2007 (the "Outstanding 8 7/8% Private Notes"). On September 25, 1997, all of the Outstanding 8 7/8% Private Notes were exchanged for a like amount of the Company's 8 7/8% Senior Subordinated Notes due July 1, 2007 (the "Outstanding 8 7/8% Notes"). The form and terms of the Outstanding 8 7/8% Notes are identical in all material respects to those of the Outstanding 8 7/8% Private Notes, except for certain transfer restrictions and registration rights relating to the Outstanding 8 7/8% Private Notes.

    On June 24, 1997, the Company commenced a tender offer (the "Tender Offer") for all of the Company's outstanding 10 3/4% Senior Subordinated Notes due 2003 (the "10 3/4% Notes"). The Tender Offer expired on July 23, 1997. An aggregate principal amount of approximately $126.7 million (representing substantially all of the then outstanding 10 3/4% Notes) was tendered by holders of the 10 3/4% Notes and accepted for payment by the Company, the funding for which came from borrowings under the New Credit Facility.

    On September 18, 1997, the Company's wholly-owned subsidiary, BGF Limited, entered into a 27.0 million pounds (approximately $45.0 million) revolving credit facility (the "UK Facility") and the Company guaranteed payment of BGF Limited's obligations thereunder. Proceeds from the UK Facility were used (i) to fund the acquisition of Olwen (see "--Acquisition Developments"), (ii) to repay certain indebtedness of Olwen, and (iii) for working capital and general corporate purposes of BGF Limited and Olwen. The UK Facility terminates in February 1998. The Company intends to replace the UK Facility with additional borrowings under the New Credit Facility and will seek to amend the New Credit Facility to allow borrowings denominated in one or more foreign currencies.

    On October 17, 1997, the Company completed a reorganization of its legal structure pursuant to Section 251 (g) of the Delaware General Corporation Law, Big Flower Holdings, Inc. became the new parent holding company of Big Flower Press, which became a wholly-owned subsidiary, and the common stock of Big Flower Press was automatically exchanged for common stock of the new holding company. The purpose of the reorganization was to facilitate the concurrent offer of the Convertible Preferred Securities. The business operations of Big Flower Press Holdings, Inc. did not change as a result of implementing the new legal structure. The reorganization was structured in a manner that did not require action by the stockholders of Big Flower Press Holdings, Inc., whose rights, privileges and interest remained the same with respect to the new parent corporation. The Company's name, charter, by-laws and board of directors did not change as a result of the reorganization, and the new holding company has the same board of directors as the Company had immediately prior to the reorganization. The common stock of the new parent company trades under the ticker symbol "BGF" on the NYSE.

    The following chart sets forth the organizational structure of the Company, after taking into account the Acquisitions, the acquisitions of BSS and IMPCO and the restructuring described above.

                    [CHART SHOWING ORGANIZATIONAL STRUCTURE
                       OF BIG FLOWER HOLDINGS, INC. AFTER
                  THE ACQUISITION, THE ACQUISITION OF BSS AND
                         IMPCO, AND THE RESTRUCTURING]

                               THE EXCHANGE OFFER

The Exchange Offer...........................  The Company is hereby offering to exchange
                                               $1,000 principal amount of Exchange Notes for
                                               each $1,000 principal amount of Private Notes
                                               that are properly tendered and accepted. The
                                               Company will issue Exchange Notes on or as
                                               promptly as practicable after the Expiration
                                               Date. As of the date hereof, there is
                                               $100,000,000 aggregate principal amount of
                                               Private Notes outstanding. See "The Exchange
                                               Offer."

                                               Based on interpretations by the staff of the
                                               Commission set forth in no-action letters
                                               issued to third parties, the Company believes
                                               that the Exchange Notes issued pursuant to
                                               the Exchange Offer in exchange for Private
                                               Notes may be offered for resale, resold and
                                               otherwise transferred by a holder thereof
                                               without compliance with the registration and
                                               prospectus delivery provisions of the
                                               Securities Act, PROVIDED that the holder is
                                               acquiring Exchange Notes in the ordinary
                                               course of its business, is not participating
                                               and has no arrangement or understanding with
                                               any person to participate in the distribution
                                               of the Exchange Notes and is not an
                                               "affiliate" of the Company within the meaning
                                               of Rule 405 under the Securities Act. Each
                                               broker-dealer who holds Private Notes
                                               acquired for its own account as a result of
                                               market-making or other trading activities and
                                               who receives Exchange Notes pursuant to the
                                               Exchange Offer for its own account in
                                               exchange therefor must acknowledge that it
                                               will deliver a prospectus in connection with
                                               any resale of such Exchange Notes.

                                               This Prospectus, as it may be amended or
                                               supplemented from time to time, may be used
                                               by a broker-dealer in connection with resales
                                               of Exchange Notes received in exchange for
                                               Private Notes acquired by such broker-dealer
                                               as a result of market-making activities or
                                               other trading activities. The Letter of
                                               Transmittal that accompanies this Prospectus
                                               states that by so acknowledging and by
                                               delivering a prospectus, a broker-dealer will
                                               not be deemed to admit that it is an
                                               "underwriter" within the meaning of the
                                               Securities Act. Any holder of Private Notes
                                               who tenders in the Exchange Offer with the
                                               intention to participate, or for the purpose
                                               of participating, in a distribution of the
                                               Exchange Notes could not rely on the
                                               above-referenced position of the staff of the
                                               Commission and, in the

                                               absence of an exemption therefrom, would have
                                               to comply with the registration and
                                               prospectus delivery requirements of the
                                               Securities Act in connection with any resale
                                               transaction. Failure to comply with such
                                               requirements in such instance could result in
                                               such holder incurring liability under the
                                               Securities Act for which the holder is not
                                               indemnified by the Company. See "The Exchange
                                               Offer--Resale of the Exchange Notes."

Registration Rights Agreement................  The Private Notes were sold by the Company on
                                               October 20, 1997 to BT Alex. Brown
                                               Incorporated, Credit Suisse First Boston
                                               Corporation and Goldman, Sachs & Co.
                                               (collectively, the "Initial Purchasers")
                                               pursuant to a Purchase Agreement, dated
                                               October 15, 1997, by and among the Company
                                               and the Initial Purchasers (the "Purchase
                                               Agreement"). Pursuant to the Purchase
                                               Agreement, the Company and the Initial
                                               Purchasers entered into a Registration Rights
                                               Agreement, dated as of October 20, 1997 (the
                                               "Registration Rights Agreement"), which
                                               grants the holders of the Private Notes
                                               certain exchange and registration rights. The
                                               Exchange Offer is intended to satisfy such
                                               rights, which will terminate upon the
                                               consummation of the Exchange Offer. The
                                               holders of the Exchange Notes will not be
                                               entitled to any exchange or registration
                                               rights with respect to the Exchange Notes.
                                               See "The Exchange Offer--Termination of
                                               Certain Rights." The Company will not receive
                                               any proceeds from, and has agreed to bear the
                                               expenses of, the Exchange Offer.

Expiration Date..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on           , 1998,
                                               unless the Exchange Offer is extended by the
                                               Company in its sole discretion, in which case
                                               the term "Expiration Date" shall mean the
                                               latest date and time to which the Exchange
                                               Offer is extended. See "The Exchange
                                               Offer--Expiration Date; Extensions;
                                               Amendments."

Procedures for Tendering Private Notes.......  Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign
                                               and date the Letter of Transmittal, or a
                                               facsimile thereof, in accordance with the
                                               instructions contained herein and therein,
                                               and mail or otherwise deliver such Letter of
                                               Transmittal, or such facsimile, together with
                                               such Private Notes and any other required
                                               documentation to State Street Bank and Trust
                                               Company, as exchange agent (the "Exchange

                                               Agent"), at the address set forth herein. By
                                               executing the Letter of Transmittal, the
                                               holder will represent to and agree with the
                                               Company that, among other things, (i) the
                                               Exchange Notes to be acquired by such holder
                                               of Private Notes in connection with the
                                               Exchange Offer are being acquired by such
                                               holder in the ordinary course of its
                                               business, (ii) such holder has no arrangement
                                               or understanding with any person to
                                               participate in a distribution of the Exchange
                                               Notes, and (iii) such holder is not an
                                               "affiliate," as defined in Rule 405 under the
                                               Securities Act, of the Company. If the holder
                                               is a broker-dealer that will receive Exchange
                                               Notes for its own account in exchange for
                                               Private Notes that were acquired as a result
                                               of market-making or other trading activities,
                                               such holder will be required to acknowledge
                                               in the Letter of Transmittal that such holder
                                               will deliver a prospectus in connection with
                                               any resale of such Exchange Notes; however,
                                               by so acknowledging and by delivering a
                                               prospectus, such holder will not be deemed to
                                               admit that it is an "underwriter" within the
                                               meaning of the Securities Act. See "The
                                               Exchange Offer--Procedures for Tendering."

Special Procedures for Beneficial Owners.....  Any beneficial owner whose Private Notes are held through a broker, dealer, commercial
                                               bank, trust company or other nominee and who
                                               wishes to tender such Private Notes in the
                                               Exchange Offer should contact such
                                               intermediary promptly and instruct such
                                               intermediary to tender on such beneficial
                                               owner's behalf. See "The Exchange
                                               Offer--Procedures for Tendering."

Guaranteed Delivery Procedures...............  Holders of Private Notes who wish to tender their Private Notes and whose Private Notes
                                               are not immediately available or who cannot
                                               deliver their Private Notes, the Letter of
                                               Transmittal or any other documentation
                                               required by the Letter of Transmittal to the
                                               Exchange Agent prior to the Expiration Date
                                               must tender their Private Notes according to
                                               the guaranteed delivery procedures set forth
                                               under "The Exchange Offer--Guaranteed
                                               Delivery Procedures."

Acceptance of the Private Notes and            Subject to the satisfaction or waiver of the
  Delivery of the Exchange Notes.............  conditions to the Exchange Offer, the Company will accept for exchange any and all Private
                                               Notes that are properly tendered in the
                                               Exchange Offer prior to the Expiration Date.
                                               The Exchange Notes issued pursuant to the
                                               Exchange Offer will be delivered on the
                                               earliest practicable date following the

                                               Expiration Date. See "The Exchange
                                               Offer--Terms of the Exchange Offer."

Withdrawal Rights............................  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See
                                               "The Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax Considerations....  For a discussion of certain federal income tax considerations relating to the exchange
                                               of the Exchange Notes for the Private Notes,
                                               see "Certain United States Federal Income Tax
                                               Considerations."

Exchange Agent...............................  State Street Bank and Trust Company is
                                               serving as the Exchange Agent in connection
                                               with the Exchange Offer. State Street Bank
                                               and Trust Company also serves as trustee
                                               under the Indenture.

                                   THE NOTES

    The Exchange Offer applies to $100,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes except that the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

Securities Offered...........................  $100,000,000 principal amount of the
                                               Company's 8 7/8% Senior Subordinated Notes
                                               due 2007.

Maturity Date................................  July 1, 2007.

Interest Payment Dates.......................  January 1 and July 1, commencing January 1,
                                               1998.

Optional Redemption..........................  The Notes are not redeemable prior to July 1,
                                               2002. Thereafter, the Notes will be
                                               redeemable at the option of the Company, in
                                               whole or in part, at the redemption prices
                                               set forth herein plus accrued and unpaid
                                               interest to the date of redemption. In
                                               addition, prior to July 1, 2000, the Company
                                               may, at its option, redeem up to an aggregate
                                               of 35% of the principal amount of Notes and
                                               Outstanding 8 7/8% Notes originally issued
                                               with the net proceeds from issuances of
                                               Equity Interests (as defined) of the Company
                                               at the redemption price set forth herein plus
                                               accrued and unpaid interest to the date of
                                               redemption; PROVIDED that at least $162.5
                                               million in aggregate principal amount of
                                               Notes and Outstanding 8 7/8% Notes remains
                                               outstanding after any such redemption.

Change of Control............................  Upon a Change of Control (as defined), (i)
                                               the Company will have the option, at any time
                                               on or prior to July 1, 2002, to redeem the
                                               Notes, and Outstanding 8 7/8% Notes, in whole
                                               but not in part, at a redemption price equal
                                               to 100% of the principal amount thereof plus
                                               the Applicable Premium (as defined), together
                                               with accrued and unpaid interest to the date
                                               of redemption, and (ii) if the Company does
                                               not so redeem the Notes and Outstanding
                                               8 7/8% Notes or if such Change of Control
                                               occurs after July 1, 2002, the Company will
                                               be required to make an offer to repurchase
                                               the Notes and Outstanding 8 7/8% Notes at a
                                               price equal to 101% of the principal amount
                                               thereof plus accrued and unpaid interest to
                                               the date of repurchase. A Change of Control
                                               shall not be deemed to have occurred if,
                                               after giving effect to

                                               the transactions giving rise to the events or
                                               circumstances which would trigger a Change of
                                               Control, the Company's Fixed Charge Coverage
                                               Ratio (as defined) is 3.0 to 1 or greater.

Ranking......................................  The Notes are unsecured, senior subordinated obligations of the Company and will be issued
                                               under the same indenture as the Outstanding
                                               8 7/8% Notes and rank PARI PASSU with them,
                                               and will be junior in right of payment to all
                                               existing and future Senior Indebtedness (as
                                               defined) of the Company (including borrowings
                                               under the New Credit Facility). At September
                                               30, 1997, on a Pro Forma Basis, the Company
                                               would have had approximately $608.8 million
                                               of indebtedness, $258.7 million of which
                                               would have been Senior Indebtedness and
                                               $350.1 million of which would have been
                                               subordinated indebtedness. The Company is a
                                               holding company and, accordingly, the Notes
                                               are effectively subordinated to all
                                               liabilities of the Company's subsidiaries,
                                               including trade payables. At September 30,
                                               1997, on a Pro Forma Basis the Company's
                                               subsidiaries would have had approximately
                                               $513.1 million of liabilities (including
                                               trade payables and the New Credit Facility).

Offer to Repurchase..........................  The Company is required in certain circumstances to make an offer to repurchase
                                               Notes at a price equal to 100% of the
                                               principal amount thereof, plus accrued and
                                               unpaid interest to the date of repurchase,
                                               with the net cash proceeds of certain Asset
                                               Sales (as defined).

Restrictive Covenants........................  The Notes will be issued under the same indenture (the "Indenture") as the
                                               Outstanding 8 7/8% Notes and contains
                                               covenants that, among other things, limit the
                                               ability of the Company and its Restricted
                                               Subsidiaries (as defined) to incur additional
                                               indebtedness, pay certain dividends or make
                                               certain other restricted payments and
                                               investments, create liens, or enter into
                                               certain transactions with affiliates, and
                                               limit the ability of the Company to merge,
                                               consolidate or transfer substantially all of
                                               its assets and to impose restrictions on the
                                               ability of the Company's Restricted
                                               Subsidiaries to pay dividends or to make
                                               certain payments to the Company.

                                  RISK FACTORS

    See "Risk Factors", beginning on page 20, for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary financial data of predecessor TC Advertising prior to its acquisition by Big Flower Press ("Predecessor TC Advertising") and of Big Flower Press and its subsidiaries (including TC Advertising) following Big Flower Press' acquisition of TC Advertising. On March 21, 1996, Big Flower Press' Board of Directors elected to change the Company's fiscal year from a 12-month period ending June 30th to a calendar year, effective with the period ended December 31, 1995. The summary financial data as of and for each of the two fiscal years in the periods ended June 30, 1993 and for the 42 days ended August 11, 1993 were derived from the audited consolidated financial statements of Predecessor TC Advertising. The summary financial data of Big Flower Press as of and for the 323 day period ended June 30, 1994, the fiscal year ended June 30, 1995, the six months ended December 31, 1995 and the year ended December 31, 1996 were derived from the audited financial statements of Big Flower Press. The summary financial data for the nine-month periods ended September 30, 1996 and 1997 were derived from the Company's unaudited condensed consolidated interim financial statements for such periods. On October 4, 1996, Big Flower Press consummated the acquisition of Scanforms, Inc. ("Scanforms") in a transaction accounted for as a pooling of interests. Accordingly, the Big Flower Press financial information has been restated for prior periods to include the results of Scanforms for all periods presented. For additional information, see the Consolidated Financial Statements and the notes thereto incorporated by reference herein. The summary financial data should also be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data."

                                        PREDECESSOR TC ADVERTISING                           BIG FLOWER PRESS
                                     --------------------------------     ------------------------------------------------------
                                                                                                      SIX MONTH
                                                                                                      TRANSITION
                                                                                                        PERIOD
                                         YEAR ENDED         42 DAYS       323 DAYS        YEAR          ENDED           YEAR
                                          JUNE 30,           ENDED          ENDED         ENDED        DECEMBER       DECEMBER
                                     ------------------    AUGUST 11,     JUNE 30,      JUNE 30,         31,             31,
                                       1992      1993         1993          1994          1995           1995           1996
                                     --------  --------    ----------     ---------     ---------     ----------     -----------

                                                                           (IN THOUSANDS)
OPERATING DATA:
Net sales..........................  $536,113  $555,013     $59,584       $587,630      $ 920,149     $546,840       $1,201,860
Operating income...................    23,475    22,436         665         25,488         50,712       39,739           69,343
Interest expense (a)...............     9,249     6,792         578         19,735         37,452       19,072           36,165
Income (loss) before income taxes
  and extraordinary item...........     7,696    10,204        (228)          (549)         5,268       12,694            4,998
Income (loss) before extraordinary
  item.............................     4,196     4,685        (139)        (3,277)        (1,612)       6,491           (3,285)
Extraordinary item, net (b)........                                                                    (19,248)          (2,078)
Net income (loss)..................     4,196     4,685        (139)        (3,277)        (1,612)     (12,757)          (5,363)
Average shares outstanding.........                                         11,294         12,458       13,919           18,315
Ratio of earnings to fixed charges
  (c)..............................       1.5x      1.7x         --(d)          --(d)         1.1x         1.5x             1.1x
OTHER DATA:
EBITDA(e)..........................  $ 37,232  $ 34,560     $ 1,901       $ 54,238      $  93,699     $ 58,372       $  122,588
Capital expenditures...............     7,354     6,967       1,280          6,133          8,496       16,812           55,391
BALANCE SHEET DATA (AT PERIOD END):
Working capital....................  $  4,567  $ (3,597)                  $ 25,198      $  34,173     $ 29,797       $  (30,821)(f)
Net property, plant and
  equipment........................    84,238    62,850                    152,306        137,081      145,323          296,426
Total assets.......................   185,710   160,356                    521,461        502,939      573,393          749,742
Long-term debt, net of current
  portion..........................    73,183    34,485                    331,940        301,935      274,161          430,766
Redeemable preferred stock of a
  subsidiary.......................                                         16,913         19,357
Common stockholders' equity........    27,595    32,663                     19,449         16,593       84,476           96,350



                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1996        1997
                                       --------    --------

OPERATING DATA:
Net sales..........................    $844,286    $955,918
Operating income...................      40,321      59,543
Interest expense (a)...............      25,496      29,309
Income (loss) before income taxes
  and extraordinary item...........       2,969      23,595
Income (loss) before extraordinary
  item.............................       1,168      12,134
Extraordinary item, net (b)........      (1,892)    (13,463)
Net income (loss)..................        (724)     (1,329)
Average shares outstanding.........      18,358      19,379
Ratio of earnings to fixed charges
  (c)..............................          --(d)      1.6x
OTHER DATA:
EBITDA(e)..........................    $ 77,383    $106,775
Capital expenditures...............      38,180      60,071
BALANCE SHEET DATA (AT PERIOD END):
Working capital....................    $ (3,706)(f) $(23,710)(f)
Net property, plant and
  equipment........................     250,325     325,033
Total assets.......................     705,778     814,507
Long-term debt, net of current
  portion..........................     200,987     496,092
Redeemable preferred stock of a
  subsidiary.......................
Common stockholders' equity........      88,311      92,083

------------------------
(a) Interest expense excludes amortization of deferred financing fees for all periods. Interest expense for the year ended December 31, 1996 includes the amortization of interest rate swap fees of $1,200,000.

(b) Big Flower Press' net loss for the six months ended December 31, 1995 includes an extraordinary loss, net of tax, of $19.2 million on early extinguishment of debt and termination of a swap agreement. Big Flower Press' net loss for the nine months ended September 30, 1996 includes an extraordinary loss, net of tax, of $1.9 million on early extinguishment of debt and Big Flower Press' net loss for the year ended December 31, 1996 includes an extraordinary loss, net of tax, of $2.1 million on early extinguishment of debt. Big Flower Press' net loss for the nine months ended September 30, 1997 includes an extraordinary loss, net of tax, of $13.5 million on early extinguishment of debt.

(c) For purposes of this computation, fixed charges consist of interest expense and amortization of deferred financing fees, capitalized interest and one-third of rental expenses, representative of that portion of rental expenses attributable to interest and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges (other than capitalized interest, but including the amortization thereof).

(d) Earnings were inadequate to cover fixed charges by $0.2 million for Predecessor TC Advertising for the 42 days ended August 11, 1993 and $0.8 million and $3.1 million for Big Flower Press for the 323 days ended June 30, 1994 and the nine months ended September 30, 1996, respectively. Adjusted to eliminate non-cash charges of depreciation and amortization of $28.8 million and $36.5 million for the 323 days ended June 30, 1994 and the nine months ended September 30, 1996, respectively, such earnings would have exceeded fixed charges by $27.9 million and $33.4 million, respectively.

(e) "EBITDA" represents the sum of operating income, depreciation, amortization of intangibles and merger costs. EBITDA does not include expenses associated with the A/R Securitization and is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements and should not be construed as a better indicator of operating performance than income from operations as determined in accordance with generally accepted accounting principles ("GAAP"), or a better indicator of liquidity than cash flow from operating activities as determined in accordance with GAAP. The Company's definition of EBITDA might not be the same as that of other companies.

(f) On October 4, 1996, the Company entered into the A/R Securitization (as defined). Between March 19, 1996 and October 4, 1996, the Company operated under a bridge facility with similar terms and conditions as the A/R Securitization and, accordingly, results for periods subsequent to March 19, 1996 reflect the effects of those facilities.

                                  RISK FACTORS

    THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS SHOULD BE CAREFULLY CONSIDERED BEFORE DECIDING TO SURRENDER THE PRIVATE NOTES IN EXCHANGE FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

LEVEL OF INDEBTEDNESS

    At September 30, 1997, on a Pro Forma Basis, the Company would have had, on a consolidated basis, approximately $608.8 million of indebtedness, including capitalized lease obligations. The Company may also borrow an additional amount of up to $137.8 million without restriction under the New Credit Facility. In addition, subject to the restrictions in the New Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. In addition, at September 30, 1997, the Company had significant commitments under operating leases and approximately $90.7 million was outstanding under the A/R Securitization (as defined). In addition, on October 20, 1997, the newly created parent of the Company issued debentures (the "Debentures") in connection with the issuance of the Convertible Preferred Securities. See Notes 5 and 10 of the Notes to the Consolidated Financial Statements and "Unaudited Pro Forma Condensed Consolidated Financial Data."

    The level of the Company's (and the new parent company's) indebtedness could have important consequences to holders of the Notes, including: (i) a significant portion of the Company's cash flow from operations must be dedicated to debt service (including debt service on the Debentures) and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility than the Company.

HOLDING COMPANY STRUCTURE

    The Company is a holding company and, accordingly, its only material assets consist of the outstanding shares of capital stock of its subsidiaries. The Company is the sole obligor on the Notes, and the Notes are not guaranteed by any subsidiary of the Company. Therefore, the Notes are structurally subordinated to all indebtedness of subsidiaries of the Company. The Company must rely on dividends and other advances and transfers of funds from its subsidiaries to provide the funds necessary to meet its debt service obligations under the Notes and to pay dividends to Big Flower Holdings, Inc. which enable Big Flower Holdings, Inc. to make interest payments on the Debentures. The ability of such subsidiaries to pay such dividends and make such advances and transfers will be subject to applicable state laws regulating the payment of dividends. Claims of creditors of the Company's subsidiaries, including general creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Notes. At September 30, 1997, on a Pro Forma Basis, the Company's subsidiaries would have had approximately $513.1 million of liabilities (including trade payables and the New Credit Facility). In addition, at September 30, 1997, certain subsidiaries of the Company had significant commitments under operating leases. See Note 10 of the Notes to the Consolidated Financial Statements.

COMPETITION

    The advertising and marketing services industry in the United States is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality and servicing the specialized needs of customers. During recent periods of economic downturn, excess production capacity in the Company's business sectors has resulted in more competitive pricing in such sectors.

RAW MATERIALS--PAPER

    The cost of paper is a principal factor in the TC Advertising's pricing to certain customers. As TC Advertising is the Company's largest operating unit, the cost of paper significantly affects the Company's net sales. TC Advertising is generally able to pass increases in the cost of paper to its customers, while decreases in paper costs generally result in lower prices to customers. Volatility in paper costs results in a corresponding volatility in the Company's net sales, but generally has not affected volume or profits to any significant extent. In late July and early August of 1997, several newsprint producers, including those used by the Company, announced an increase in the price of newsprint of between $35 to $40 per metric ton, an increase of approximately 6-7% over third quarter 1997 prices, to take effect in the fourth quarter of 1997. Based on information currently available, the Company does not anticipate that this increase will have a significant impact on its results of operations or financial position for the remainder of 1997. To the extent that there are future paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, the Company's results of operations (primarily those of TC Advertising) could be materially adversely affected.

    Capacity in the paper industry has remained relatively stable in recent years. Increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades utilized by the Company. Any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its suppliers, which include many of the leading paper companies in North America, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

MANAGEMENT OF GROWTH

    The Company's primary objective is to be the leading provider of marketing and advertising services for retailers, national manufacturers and advertising agencies, among others. One of the key elements of the Company's strategy includes strategic acquisitions to expand and diversify the Company's products and services in the advertising and marketing services industry. Over the past four years, the Company has completed 16 acquisitions to increase and diversify its industry position. The Company continues to seek similar or complementary businesses and intends to continue its acquisition program in the future. This program may require significant management time and capital resources. Such acquisitions are likely to require the incurrence and/or assumption of indebtedness and other obligations, the issuance of equity securities or some combination thereof. While the Company anticipates that its acquisitions will be beneficial, the Company cannot predict if any such transactions will be consummated, the terms or forms of consideration required in any such transactions, nor whether the acquired businesses will be successfully integrated into the Company's operations. Accordingly, no assurance can be made that such acquisitions will not have a material adverse effect on the Company's performance.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

    The New Credit Facility, the Indenture, and the Company's other outstanding debt instruments impose certain operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

LIMITATION ON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes and Outstanding 8 7/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon. The New Credit Facility prohibits the Company from purchasing any Notes or Outstanding 8 7/8% Notes, and also provides that the occurrence of certain Change of Control events with respect to the Company constitute a default thereunder. Therefore, in the event of a Change of Control, the Company must offer to repay all borrowings under the New Credit Facility or obtain the consent of its lenders under the New Credit Facility to the purchase of Notes and Outstanding 8 7/8% Notes. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes and Outstanding 8 7/8% Notes. In such case, the Company's failure to purchase tendered Notes and Outstanding 8 7/8% Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the New Credit Facility. There can be no assurance that the Company will have the financial ability to purchase the Notes and Outstanding 8 7/8% Notes upon the occurrence of a Change of Control. There can be no assurance that the Company will be able to comply with all of its obligations under the New Credit Facility, the Indenture and the other indebtedness upon the occurrence of a Change of Control. See "Description of the Notes--Change of Control."

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

    The Company is subject to federal, state and local environmental laws, regulations and ordinances relating to protection of the environment and human health and safety, including those concerning the discharge, storage, handling and disposal of hazardous or toxic waste and materials. Such laws, regulations and ordinances provide for the imposition of significant fines and penalties and may impose liability for the costs of cleaning up sites of past spills, disposals or other releases of hazardous substances. From time to time, operations of the Company have resulted or may result in noncompliance with or liability for cleanup pursuant to such laws, regulations and ordinances. In addition, TC Advertising and Webcraft have been identified as potentially responsible parties under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under certain analogous state laws, for several sites to which TC Advertising or Webcraft, among others, sent waste in the past. While the Company believes that any such noncompliance or liability under current environmental laws will not have a material adverse effect on its results of operations and financial condition, there can be no assurances that such matters will not ultimately have such an effect and nor can management predict what environmental laws will be enacted in the future, how existing or future laws or regulations will be enforced, administered or interpreted, or the amount of future expenditures which may be required in order to comply with such laws. See "Business--Additional Company Information--Governmental Regulations" and "Business-- Additional Company Information--Environmental Matters."

RELIANCE ON KEY PERSONNEL

    The efforts of a relatively small number of key management and operating personnel will largely determine the Company's success. The loss of any of such personnel could adversely affect the Company. The Company's success also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. There can be no assurance that the Company will be able to hire or retain necessary personnel. See "Management."

LACK OF PUBLIC MARKET FOR SECURITIES

    The Exchange Notes are new securities for which there is currently no market. The Company has been advised by each of the Initial Purchasers that it currently intends to make a market in the Exchange Notes. However, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

FAILURE TO EXCHANGE PRIVATE NOTES

    The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                        NO CASH PROCEEDS TO THE COMPANY

    This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                        PRICE RANGE OF THE PRIVATE NOTES

    The Private Notes were designated for trading in the PORTAL market of the NASD effective October 15, 1997. The following table sets forth, for the periods indicated, the range of reported high and low bid quotations for the Private Notes as reported by BT Alex. Brown Incorporated, a market maker for the Private
Notes:

                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
Quarter Ending December 31, 1997 (beginning October 20, 1997
  and through December 17, 1997).................................................................  $   1,010  $     985

    Such reported quotations may not reflect actual transactions. On December 17, 1997, the closing bid quotation for the Private Notes was $995 per $1,000 principal amount (representing approximately 99.5% of principal amount). As of December 17, 1997 there was 1 record holder of the Private Notes and participants in the Global Note deposited with the Depositary.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1997, on a historical basis and on a Pro Forma Basis.

    This table should be read in conjunction with the Company's consolidated financial statements incorporated by reference in this Prospectus, and the Summary Financial Data and Unaudited Pro Forma Condensed Combined Financial Data contained elsewhere in the document.

                                                                                                 SEPTEMBER 30, 1997
                                                                                        ------------------------------------
                                                                                         ACTUAL   ADJUSTMENTS      PRO FORMA
                                                                                        --------  -----------      ---------
                                                                                                   (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt...................................................  $    473   $               $    473
                                                                                        --------  -----------      ---------
                                                                                        --------  -----------      ---------
Long-term debt:
  New Credit Facility.................................................................  $241,624   $  12,137(a)    $253,761
  Outstanding 8 7/8% Notes and the Notes..............................................   250,000     100,125(b)     350,125
  Other long-term debt................................................................     4,468                      4,468
                                                                                        --------  -----------      ---------
  Total long-term debt................................................................   496,092     112,262        608,354
Total stockholders' equity............................................................    92,083     111,000(c)     173,468
                                                                                                      27,244(d)
                                                                                                     (56,859)(e)
                                                                                        --------  -----------      ---------
  Total capitalization................................................................  $588,175   $ 193,647       $781,822
                                                                                        --------  -----------      ---------
                                                                                        --------  -----------      ---------

------------------------
(a) Represents additional net borrowings under the New Credit Facility used to fund the acquisitions completed in October, 1997 and fees related to the Notes.
(b) Represents the proceeds from the Private Note Offering, including premium, the net proceeds of which were used to repay borrowings under the New Credit Facility incurred to fund the Acquisitions.
(c) Represents the Capital Contribution (as defined).
(d) Represents the contribution by Big Flower Holdings, Inc. of its common stock and options in connection with the Acquisitions.
(e) Stockholders' equity reflects the write-off of in-process technology (approximately $55.7 million) and other expenses ($1.1 million net of taxes) which represent one-time non-recurring items in connection with the Acquisitions.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following unaudited pro forma condensed combined financial data is based on, and should be read in conjunction with, the consolidated financial statements of Big Flower Press which are incorporated by reference in this Prospectus. The pro forma information has been prepared to illustrate the effect of (a) the Acquisitions, all accounted for under the purchase method of accounting, (b) the completion of the Private Notes Offering and (c) the capital contribution by Big Flower Holdings to Big Flower Press of $111.0 million (the "Capital Contribution").

    The unaudited pro forma condensed combined balance sheet as of September 30, 1997 assumes that the acquisitions completed in October, 1997, the Private Notes Offering and the Capital Contribution occurred on September 30, 1997 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 assume that the Acquisitions, the Private Notes Offering and the Capital Contribution were consummated as of the first day of the periods presented. Since the acquisition of Olwen was completed on September 18, 1997, its balance sheet and the effects of financing its acquisition are reflected in the Company's September 30, 1997, balances. The unaudited pro forma condensed combined financial data does not reflect the fourth quarter 1997 acquisitions of BSS and IMPCO, as the assets and operations acquired were not significant, individually or in the aggregate.

    In the following unaudited pro forma condensed combined financial data the acquisitions of Webcraft, PrintCo., Inc., Pacific Color Connection, Inc., Designer Color Systems, Ltd. and Digital Dimensions, Inc., all accounted for under the purchase method, are included in the historical consolidated financial statements from the dates of such respective acquisitions (See Note 2 of the Notes to the Consolidated Financial Statements).

    The pro forma adjustments are based on preliminary estimates which are derived from available information and certain assumptions. In accordance with GAAP, the amount allocated to in-process technology, approximately $55.7 million, was charged to expense at the time Big Flower Press completed the acquisition of Columbine. This adjustment has been excluded from the unaudited pro forma condensed combined statements of operations as it is a one-time non-recurring item. While Big Flower Press believes, based on available information, that the fair values and allocations included in the unaudited pro forma condensed combined financial statements are reasonable estimates, final purchase accounting adjustments will be made at the completion of the evaluations and estimates as of the actual purchase dates. As a result, the final allocation of costs related to the Acquisitions may differ materially from that presented herein.

    The unaudited pro forma condensed combined financial data excludes any potential benefits that might result from the Acquisitions due to synergies that may be derived and from the elimination of certain costs. The unaudited pro forma condensed combined financial data does not purport to represent what Big Flower Press' results of operations actually would have been if the Acquisitions, the Private Notes Offering and the Capital Contribution had occurred on the date or for the periods indicated or what such results will be for any future date or future periods.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                                           BIG FLOWER                                     PRO FORMA
                                                             PRESS      COLUMBINE    RCPC    GAMMA ONE   ADJUSTMENTS      PRO FORMA
                                                           ----------   ---------   -------  ---------   -----------     -----------
                                                                                        (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents..............................   $  3,804     $ 3,297    $     6   $   17                     $    7,124
  Accounts receivable, net...............................    102,591       7,480     21,102    4,742                        135,915
  Inventories............................................     40,136         285      6,480    1,511                         48,412
  Prepaid expenses and other assets......................      6,764         388        204      135                          7,491
  Deferred income taxes..................................     17,240         601                                             17,841
                                                           ----------   ---------   -------  ---------                   -----------
    Total current assets.................................    170,535      12,051     27,792    6,405                        216,783
Property, plant and equipment, net.......................    325,033       4,334     25,763    2,102                        357,232
Intangibles and other assets, net........................    318,939      36,465        812               $   3,000(c)      322,327
                                                                                                            (36,889)(g)
Acquired technology......................................                                                    16,969(a)       16,969
Excess purchase cost over net assets acquired............                                                   123,359(a)      123,359
                                                                                                             55,715(a)
                                                                                                            (55,715)(f)
                                                           ----------   ---------   -------  ---------   -----------     -----------
    TOTAL ASSETS.........................................   $814,507     $52,850    $54,367   $8,507      $ 106,439      $1,036,670
                                                           ----------   ---------   -------  ---------   -----------     -----------
                                                           ----------   ---------   -------  ---------   -----------     -----------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.......................................   $124,943     $   477    $ 9,119   $  988                     $  135,527
  Accrued liabilities....................................     68,829       5,736      2,791    2,182      $   1,144(f)       84,974
                                                                                                              4,292(a)
  Current portion of long-term debt......................        473       3,729               1,860         (5,589)(a)         473
                                                           ----------   ---------   -------  ---------   -----------     -----------
    Total current liabilities............................    194,245       9,942     11,910    5,030           (153)        220,974
Long-term debt, net of current portion...................    254,468       9,499               2,019        (11,518)(a)     354,593
                                                                                                            100,125(b)
New Credit Facility......................................    241,624                                        203,155(a)(b)    253,761
                                                                                                             17,107(a)(b)
                                                                                                           (211,125)(b)
                                                                                                              3,000(c)
Deferred income taxes....................................     18,244       1,665                  76                         19,985
Other long-term liabilities..............................     13,843          46                                             13,889
                                                           ----------   ---------   -------  ---------   -----------     -----------
    Total liabilities....................................    722,424      21,152     11,910    7,125        100,591         863,202
                                                           ----------   ---------   -------  ---------   -----------     -----------
Stockholders' equity:
  Preferred stock........................................     --           3,344                             (3,344)(e)      --
  Common stock and additional paid in capital............    116,020      24,431                (252)       (24,179)(e)     254,264
                                                                                                             27,244(a)(d)
                                                                                                            111,000(b)
  Retained earnings (accumulated deficit)................    (22,843)      3,923     42,457    1,634        (48,014)(e)     (79,702)
                                                                                                            (55,715)(a)(f)
                                                                                                             (1,144)(f)
  Other..................................................     (1,094)                                                        (1,094)
                                                           ----------   ---------   -------  ---------   -----------     -----------
    Total stockholders' equity...........................     92,083      31,698     42,457    1,382          5,848         173,468
                                                           ----------   ---------   -------  ---------   -----------     -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........   $814,507     $52,850    $54,367   $8,507      $ 106,439      $1,036,670
                                                           ----------   ---------   -------  ---------   -----------     -----------
                                                           ----------   ---------   -------  ---------   -----------     -----------

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a) The acquisition of Olwen was completed on September 18, 1997. Consequently, the historical balance sheet includes Olwen's assets and liabilitites, as well as the borrowings and goodwill related to its acquisition. The pro forma purchase cost of the acquisitions completed in October, 1997 and the determination of the remaining estimated excess purchase cost over the book value of the assets acquired are as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
PURCHASE COST:
  Cash paid....................................................................   $   203,155
  Debt assumed and repaid......................................................        17,107
  Common stock and options of Big Flower Holdings, Inc. (see note (d) below)...        27,244
  Estimated fees, costs and expenses...........................................         4,292
                                                                                 -------------
Total purchase cost............................................................       251,798
                                                                                 -------------
Assets acquired:
  Current......................................................................        46,248
  Property, plant and equipment and other (1)..................................        32,587
  Liabilities assumed (net of debt acquired in the acquisitions)...............       (23,080)
                                                                                 -------------
Net assets acquired............................................................        55,755
                                                                                 -------------
Excess of purchase cost over net assets acquired...............................       196,043
  Less identified intangibles:
    Existing technology........................................................        16,969
    In-process technology......................................................        55,715
                                                                                 -------------
Remaining estimated excess of purchase cost over net assets acquired...........   $   123,359
                                                                                 -------------
                                                                                 -------------

        The remaining estimated excess purchase cost over the book value of net assets acquired has not been fully allocated to individual assets or liabilities acquired. Big Flower Press believes a portion will be allocated to property, plant and equipment and identifiable intangibles and the remainder will be allocated to goodwill. The actual allocation will be based on the estimated fair value of the tangible and intangible assets and liabilities of the acquired companies at consummation of the purchase transactions.

------------------------

    (1) For purposes of this pro forma, fair value of acquired property, plant and equipment is assumed to approximate carrying value.

(b) Big Flower Press initially funded $220.3 million for the acquisitions completed in October, 1997 (including the repayment of previously existing debt) through borrowings under the New Credit Facility. The proceeds from the Private Notes Offering and the Capital Contribution were used to repay, in part, such borrowings.

Borrowings under New Credit Facility for the acquisitions
  completed in October 1997......................................  $ 220,262
Capital Contribution.............................................   (111,000)
Notes including premium on issuance..............................   (100,125)
                                                                   ---------
Net change to borrowings under New Credit Facility...............  $   9,137
                                                                   ---------
                                                                   ---------

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(c) Estimated fees and expenses of $3.0 million incurred in connection with the Notes were capitalized and will be amortized over the life of the Notes. Such fees and expenses were paid using borrowings under the New Credit Facility.

(d) Represents the issuance of 1,041,000 shares of common stock of Big Flower Holdings, Inc. at market value of $22.9 million, based on a per share price of $22, and options to purchase 396,000 shares of common stock of Big Flower Holdings, Inc. valued at estimated market value of $4.3 million (totaling $27.2 million). Such shares and options are assumed to be contributed by Big Flower Holdings, Inc. to the Company.

(e) Represents the elimination of the historical capital and retained earnings/accumulated deficit of the companies acquired in October, 1997.

(f) The following non-recurring charges are excluded from the unaudited pro forma condensed combined statements of operations but are reflected in the unaudited pro forma condensed combined balance sheet:

       Write-off of in-process technology -- approximately $55.7 million

       Accrual of $1.1 million of one-time, stay-on bonuses to certain key employees, net of income taxes

(g) Represents the elimination of historical goodwill and certain intangibles for the companies acquired in October 1997.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                                          BIG FLOWER                                              PRO FORMA
                                            PRESS     COLUMBINE     RCPC     OLWEN   GAMMA ONE   ADJUSTMENTS     PRO FORMA
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
                                                                    (IN THOUSANDS)
Net sales...............................  $1,201,860   $61,233    $143,940  $29,632   $18,874                    $1,455,539
                                          ----------  ---------   --------  -------  ---------                   ----------
Operating expenses:
  Costs of production...................     971,789    13,065     123,560   16,075    11,268                     1,135,757
  Selling, general and administrative...     108,969    37,202      10,208    7,459     6,021     $ (4,872)(d)      164,987
  Depreciation and amortization of
    intangibles.........................      51,759     5,748       5,695    1,604     1,424        3,277(b)        69,507
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
                                           1,132,517    56,015     139,463   25,138    18,713       (1,595)       1,370,251
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
Operating income........................      69,343     5,218       4,477    4,494       161        1,595           85,288
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
Other expense (income):
  Interest expense......................      34,965     1,448         888      478       410        9,328(c)        47,517
  Amortization of deferred financing
    costs...............................       3,002                                                   300(c)         3,302
  Interest income.......................        (712)                  (28)                                            (740)
  Sale of Webcraft Games, Inc...........      14,277                                                                 14,277
  Other, net............................      12,813       143         (30)                                          12,926
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
                                              64,345     1,591         830      478       410        9,628           77,282
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
Income (loss) before income taxes.......       4,998     3,627       3,647    4,016      (249)      (8,033)           8,006
Income tax expense......................       8,283     1,690                1,373        (1)      (2,105)(e)        9,240
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
Income (loss) before extraordinary item
  (f)(g)................................  $   (3,285)  $ 1,937    $  3,647  $ 2,643   $  (248)    $ (5,928)      $   (1,234)
                                          ----------  ---------   --------  -------  ---------   -----------     ----------
                                          ----------  ---------   --------  -------  ---------   -----------     ----------

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                          BIG FLOWER                                                 PRO FORMA
                                            PRESS      COLUMBINE     RCPC    OLWEN(A)   GAMMA ONE   ADJUSTMENTS     PRO FORMA
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
                                                                     (IN THOUSANDS)
Net sales...............................   $955,918     $45,942    $103,899  $ 21,936    $17,282                    $1,144,977
                                          ----------   ---------   --------  --------   ---------                   ----------
Operating expenses:
  Costs of production...................    752,981       8,341      86,895    12,138      9,776                       870,131
  Selling, general and administrative...     96,162      28,272       8,570     5,101      4,113      $(6,489)(d)      135,729
  Depreciation and amortization of
    intangibles.........................     47,232       4,848       3,804       985      1,143        2,341(b)        60,353
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
                                            896,375      41,461      99,269    18,224     15,032       (4,148)       1,066,213
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
Operating income........................     59,543       4,481       4,630     3,712      2,250        4,148           78,764
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
Other expense (income):
  Interest expense......................     29,309         913         520       192        327        7,463(c)        38,724
  Amortization of deferred financing
    costs...............................      1,277                                                       255(c)
  Interest income.......................       (257)                    (10)                                              (267)
  Other, net............................      5,619        (151)       (836)                                             4,632
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
                                             35,948         762        (326)      192        327        7,688           44,591
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
Income (loss) before income taxes.......     23,595       3,719       4,956     3,520      1,923       (3,540)          34,173
Income tax expense......................     11,461       1,646                 1,245        848          680(e)        15,880
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
Income (loss) before extraordinary item
  (f)(g)................................   $ 12,134     $ 2,073    $  4,956  $  2,275    $ 1,075      $(4,220)      $   18,293
                                          ----------   ---------   --------  --------   ---------   -----------     ----------
                                          ----------   ---------   --------  --------   ---------   -----------     ----------

              NOTES TO THE UNAUDITED CONDENSED COMBINED STATEMENTS
               OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(a) Represents the historical statement of operations for Olwen for the period from January 1, 1997 to its acquisition on September 18, 1997.

(b) The pro forma adjustments to depreciation and amortization of intangibles include the amortization of the estimated excess purchase cost over book value and the amortization of the purchased technology less amortization previously incurred on various intangibles. The excess purchase price over net assets acquired is being amortized over periods between 15 and 40 years and the existing technology is being amortized over 7 years.

                                                            YEAR ENDED       NINE MONTHS ENDED
                                                         DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                         -----------------  -------------------
                                                                     (IN THOUSANDS)
Amortization of estimated excess purchase price over
  book value...........................................      $   5,109           $   3,832
Amortization of existing technology....................          2,424               1,818
Eliminate amortization of pre existing intangibles.....         (4,256)             (3,309)
                                                               -------             -------
                                                             $   3,277           $   2,341
                                                               -------             -------
                                                               -------             -------

(c) The pro forma adjustments reflect (i) the estimated interest on the Notes and estimated interest on additional borrowings under the New Credit Facility which were used to finance the Acquisitions, (ii) the elimination of interest incurred by the Acquisitions on debt that was repaid and (iii) the amortization of deferred issuance costs in connection with the Notes.

                                                             YEAR ENDED      NINE MONTHS ENDED
                                                          DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                          -----------------  ------------------
                                                                     (IN THOUSANDS)
Eliminate interest expense on:
  Debt repaid on the Acquisitions.......................      $  (3,224)         $   (1,952)
Additional interest expense on:
  New Credit Facility borrowings (including borrowings
    for the Olwen acquisition) of $54.7 million at an
    assumed rate of 6.75%...............................          3,690               2,768
  Notes at 8 7/8%, net of amortization of premium.......          8,862               6,647
                                                                -------             -------
                                                              $   9,328          $    7,463
                                                                -------             -------
                                                                -------             -------
Amortization of Notes issuance costs....................      $     300          $      225
                                                                -------             -------
                                                                -------             -------

(d) The pro forma adjustments to selling, general and administrative expense represent the elimination of excess management allocations to the Acquisitions from the prior owners. The adjustments for the nine months ended September 30, 1997 also reflect the elimination of $3.2 million of one-time stay-on bonuses paid to certain key employees of Olwen at the time of acquisition, which are included in the historical financial statements.

(e) Pro forma tax adjustments reflect applying the Company's effective tax rate of 48% to all pro forma adjustments for the respective periods and applying such tax rates to the pre-tax income of RCPC (formerly a division with no income taxes allocated).

(f) Amounts allocated to acquired in-process technology and one time stay-on bonuses to certain key employees have been written off in the unaudited pro forma condensed combined balance sheet. These after-tax charges of approximately $55.7 million and $1.1 million (in addition to the bonuses adjusted for in footnote (d)) have been excluded from the unaudited pro forma condensed combined statements of operations as they represent non-recurring items.

(g) In addition to the Company's debt service requirements, the Company intends to pay dividends to Big Flower Holdings, Inc. sufficient to enable its subsidiary trust to pay annual dividends of approximately $6.9 million on the Convertible Preferred Securities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Private Notes were sold by the Company on October 20, 1997 (the "Issue Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the initial sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on October 20, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that it would (i) file with the Commission within 60 days after the Issue Date a registration statement under the Securities Act with respect to the Exchange Notes and (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Issue Date. The Company agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

    The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Private Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depositary"). Solely for reasons of administration, the Company has fixed the
close of business on         , 1998 as the record date for the Exchange Offer
for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining holders of the Private Notes entitled to participate in the Exchange Offer.

    Holders of the Private Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Private Notes when, and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

    Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
           , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the terms "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice and (ii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for the Company, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The Notes will accrue cash interest at the rate of 8 7/8% per annum from October 20, 1997, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1998.

RESALE OF THE EXCHANGE NOTES

    With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange

Notes, such holder cannot rely on the position of the staff of the Commission enumerated in such no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 180 days after the Registration Statement is declared effective. See "Plan of Distribution."

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Private Notes whose Private Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instruction" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

    In connection with any tender of Private Notes in definitive certificated form, if the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities in connection with tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering Private Notes pursuant to the Exchange Offer, each holder of Private Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate", as defined in

Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

    If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or nonexchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer in to the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes (if applicable) and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

    All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligation for a period of up to 180 days after the Registration Statement is declared effective to keep the Registration Statement effective and to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY MAIL:                                                  BY HAND/OVERNIGHT DELIVERY:
State Street Bank and Trust Company                       State Street Bank and Trust Company
Corporate Trust Department                                Corporate Trust Department
P.O. Box 778                                              4th Floor
Boston, MA 02102-0078                                     Two International Place
                                                          Boston, MA 02110
Attn.: Sandra Szczsponik
                                                          Attn.: Sandra Szczsponik
(For Eligible Institutions Only)
Confirm by Telephone:                                     By Facsimile:
(617) 664-5314                                            (617) 664-5739

State Street Bank and Trust Company also serves as Trustee under the Indenture.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

    The expenses to be incurred in connection with the Exchange Offer, including registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                                    BUSINESS

ORGANIZATIONAL STRUCTURE

    The following chart sets forth the current organizational structure of Big Flower Holdings, Inc., after taking into account the Acquisitions, the acquisition of BSS and IMPCO and the reorganization described above. See "Summary--Acquisition Developments" and "Summary--Recent Developments." Big Flower Holdings, Inc. directly or indirectly owns 100% of all of its subsidiaries. Any reference to TC Advertising, Webcraft or Laser Tech includes their respective subsidiaries unless the context clearly dictates otherwise.

                    [CHART SHOWING ORGANIZATIONAL STRUCTURE
                   OF BIG FLOWER HOLDINGS, INC. AND PRODUCTS
                       AND SERVICES PROVIDED BY TREASURE
                        CHEST ADVERTISING COMPANY, INC.,
                    WEBCRAFT TECHNOLOGIES, INC., BIG FLOWER
                 DIGITAL SERVICES, INC. AND THEIR SUBSIDIARIES]

INTRODUCTION

    The Company is a leading advertising and marketing services company with three principal operating units as of September 30, 1997: TC Advertising, Webcraft and Laser Tech. TC Advertising is a leading producer of advertising insert programs for retailers, and produces TV listing magazines, Sunday comics, Sunday magazines and special supplements for many of the most widely circulated U.S. newspapers. Webcraft is a market leader in producing highly customized direct mail and specialty advertising products such as commercial games and fragrance samplers. Laser Tech is a leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer product companies. As of September 30, 1997, the Company and its subsidiaries operated in the advertising and marketing services industry.

INDUSTRY SECTORS

    MARKET DATA USED THROUGHOUT THIS PROSPECTUS WAS OBTAINED FROM INDUSTRY PUBLICATIONS AND INTERNAL COMPANY ESTIMATES. WHILE THE COMPANY BELIEVES SUCH INFORMATION IS RELIABLE, THE ACCURACY OF SUCH INFORMATION HAS NOT BEEN INDEPENDENTLY VERIFIED AND CANNOT BE GUARANTEED.

    ADVERTISING INSERTS. The Company believes that the advertising inserts industry sector generates revenues of $8 to $9 billion per year, with approximately 50% of the dollars for the production of inserts and the balance for distribution of the product. The Company believes this industry sector will continue to grow as non-traditional insert users have begun including inserts in their media plans and traditional users such as retailers are spending more of their advertising dollars in this medium.

    The Company further believes advertising insert usage will expand as advertisers require more versions of their inserts and targeted distribution services for their messages. According to the Newspaper Association of America, local retail advertising has changed to a greater reliance on inserts as advertisers demand more targeting of their message, a distribution method that run of press ("ROP") advertising is not capable of providing.

    DIRECT MAIL. The Company believes that in the individualized industry sector in which Big Flower operates, customized direct mail expenditures account for $20.8 billion per year, with approximately 33% going to the production of direct mail and the remainder to other services, including agency services, data analysis and manipulation and creative development.

    According to the 1996 VERONIS, SUHLER AND ASSOCIATES COMMUNICATIONS INDUSTRY FORECAST, "More than three-quarters of U.S. companies use direct mail, and most find it a powerful tool in meeting their marketing objectives. In addition to generating sales directly, direct mail has proven to be effective in explaining complex issues to consumers and business decision makers and in introducing a new product or service."

    PREMEDIA. The Company believes that the premedia industry sector exceeds $5.3 billion annually, and will continue to grow with the emergence of new distribution technologies such as CD-ROM and the World Wide Web that use digitized images. The business, which includes the traditional preparation of materials for print such as promotional items and advertising inserts, has recently expanded to include the capture, storage and manipulation of image management and the management of facilities which house these services. The Company believes that as its customers require more versions of their advertising inserts and other advertising and marketing messages, the demand for easy retrieval and manipulation of images will grow. In addition, there is a growing pattern of outsourcing of facilities management of premedia services from which the Company has been benefitting and expects to continue to benefit.

                               BUSINESS STRATEGY

    The Company's strategic objective is to enhance its position as an integrated provider of a diverse range of advertising and marketing services across a broad spectrum of media. Through internal growth and acquisitions, Big Flower Press aims to broaden its technology and services in a manner that allows its subsidiaries to interact dynamically to create both new services for existing customers and new customers for its traditional products.

    Marketers aim to reach target customers with the most effective message and the greatest possible impact. Technological advancements increasingly allow marketers to understand customer preferences and to differentiate and individualize advertising messages. Big Flower Press' strategy is to assist its customers by providing a broad array of advertising and marketing services which capitalize on these advancements. Key elements of this strategy include the following:

    PROVIDE INTEGRATED ADVERTISING SOLUTIONS FOR CUSTOMERS. The Company believes that by combining the products and services of TC Advertising, Webcraft and Laser Tech it can work with customers to develop cost-effective and comprehensive solutions to their particular advertising and marketing needs. Big Flower Press has the expertise to work with customers from inception of an advertising concept through layout design and production, to targeting and distribution of the printed product, thereby helping customers achieve their advertising goals in a cost-effective manner. For example, for a recent store opening by a home improvement retailer, Big Flower Press presented the customer with a five-piece plan that combined TC Advertising's and Webcraft's capabilities. The campaign involved two "teaser" direct mail items, followed by an individualized, highly-customized direct mail package that included a pre-approved credit card for the customer. The fourth piece was a 72-page advertising brochure distributed through the local newspaper, followed by a large, glossy advertising insert. The Company believes that by integrating its digital premedia services, advertising insert capabilities, geographic and demographic insert targeting programs and highly customized direct mail and specialty products, it offers its customers certain solutions not offered by the Company's competitors.

    DEVELOP TARGETED ADVERTISING PROGRAMS. The Company's customers are increasingly targeting their advertising messages based on more detailed knowledge of consumers and what they buy. Big Flower Press has responded to this trend in all of its businesses:

    - TC ADVERTISING'S Target Reach system enables the Company to attract new categories of customers by providing them with tools to utilize the targeted distribution capabilities of major market newspapers. Advertisers can customize their advertising to match the demographic characteristics and other targeting requirements of over 12,000 newspaper delivery zones in the nation's top 150 designated market areas.

    - WEBCRAFT'S highly individualized, multiple component direct mail campaigns utilize information refined from customers' databases as well as Webcraft's own expertise in direct mail personalization techniques.

    - LASER TECH'S image management expertise allows customers' images to be stored, archived, and retrieved to and from any remote location. Images stored in Laser Tech's system can have multiple applications across a variety of advertising media. For example, in addition to their use in print media, images are readily accessible for use in Web sites and inclusion in CD-ROMs. The Company's Digital Dimensions business unit also provides consulting and development services to large clients, assisting them in the development of high impact, commercially effective Web sites.

    MAXIMIZE CROSS-SELLING OPPORTUNITIES. Currently, TC Advertising serves a large customer base of regional and national retailers, while Webcraft's and Laser Tech's customer base consists mainly of national manufacturers, advertising agencies and marketing companies. Big Flower Press has established employee incentive compensation programs to promote cross-selling of the entire Big Flower Press products and services lines. For example, TC Advertising has begun providing advertising insert programs to Webcraft's direct mail customers, while Webcraft has begun to deliver targeted direct mail advertising on behalf of TC Advertising's retail clients. TC Advertising also has begun to provide Webcrafts's commercial games to its retail customers. In addition, certain premedia functions previously performed by customers of TC Advertising and Webcraft are now performed by Laser Tech under facilities management agreements.

    CAPITALIZE ON NATIONAL DIGITAL WORKFLOW PLATFORM. The Company continues to optimize its nationwide digital network capability that employs telecommunications technologies to connect TC Advertising's and Laser Tech's facilities, enabling the Company and its customers to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on a national scale. The platform development is based on open-standard digital communications technologies and is continuously refined to meet a customer's particular needs. At June 30, 1997, the Company's digital network connected customers and the production centers at all Laser Tech facilities and 14 of the TC Advertising products facilities. Each TC Advertising production facility is equipped to meet the rapid output requirements of highly-versioned insert advertising programs, using efficient state of the art, digital page processing systems.

    PURSUE STRATEGIC ACQUISITIONS. Big Flower Press continues to review opportunities to extend its businesses and markets in the advertising and marketing services industry and to build its TC Advertising, Webcraft and Laser Tech business units. In addition, Big Flower Press adds value to strategic acquisitions by identifying operating synergies, effective cost savings and improving efficiency. Since its initial acquisitions of TC Advertising, Laser Tech and Webcraft, Big Flower Press has expanded its products and services through a number of strategic acquisitions that increased the span and scope of each of these industry sectors.

    - In April 1994, the Company acquired KTB and Retail Graphics, increasing TC Advertising's capacity and broadening its customer base in the advertising insert industry sector. In October 1996, the Company completed the acquisition of PrintCo, a Michigan-based company specializing in advertising insert programs and TV listing guides. This acquisition added significant retail accounts to the Company's customer base and PrintCo's new production lines brought needed capacity to TC Advertising's central group. These additional production facilities will also enhance the Company's ability to improve turnaround time and reduce delivery costs.

    - In October 1996, the Company acquired Scanforms, a full-service direct mail advertising company based in Bristol, Pennsylvania. With the acquisition of Scanforms, the Company expanded its customer base among leading financial service and publishing companies as well as added additional high quality laser personalization and short-run to its line of products and services. The addition of Scanforms enables the Company to offer its customers fast-turnaround products ranging from specialty applications in regional markets to longer-run direct mail for nationwide targeted, customized mailings.

    - In October 1996, the Company acquired Pacific Color, thereby enhancing its expertise in digital premedia services as well as expanding its presence in California. In the first half of 1996, Pacific Color launched two new businesses, Innerlogic, specializing in internet production services, and Big Color, a large format advertising products group that services the outdoor advertising industry. In addition, Pacific Color's Pacific Display division produces large format direct digital printing for banners, trade show displays and billboards up to 16.6' x 96'. Furthermore, in December 1996, the Company acquired DCS and DDI, increasing its premedia presence in the Midwest and enhancing its on-line digital imaging services. DDI's software, which allows the Company's customers to store, browse, and retrieve data and images from a centralized database and repository, will enhance the Company's digital imaging services platform and support the imaging needs of its customers. With the addition of DCS, the Company has the capacity to design and produce interactive multimedia systems for electronic catalogs and ordering systems as well as provide internet Web Site design and execution. Furthermore, DCS's significant retail advertising insert and catalog production expertise will enhance the Company's ability to service its retail customer base.

    - In September 1997, the Company formed BGF Limited, and BGF Limited acquired 100% of the capital stock of Olwen. Headquartered in South London, Olwen provides comprehensive, full service direct mail production services to more than 150 clients in the financial services, advertising and publishing industries. Services include all aspects of direct mail preparation, including prepress, preprinting, personalization, finishing and mailing. In addition, Olwen provides a variety of higher value-added database management services such as response analysis and target customer profiling. In addition to its UK headquarters, Olwen also operates a database management and international direct mail group in Baltimore, Maryland.

      Olwen, the Company's first acquisition outside of the United States, will provide international advertising and marketing services to the Company's multinational customers. Olwen's operations will be coordinated with Webcraft's. The Company believes that Olwen's highly refined short-run capabilities, which are necessary to satisfy Europe's differentiated language and culture-specific markets, will be applicable in several markets throughout the United States. In addition, Olwen establishes an international presence that the Company will seek to use as a platform to position the Company to provide advertising and marketing services across a broader spectrum of media in international markets.

    - On October 31, 1997, the Company acquired Columbine, a Denver, Colorado based company that is a leading provider of software products and related services to the cable, satellite and terrestrial broadcast industries in both the United States and international markets. Columbine's proprietary suite of software products manage the placement of broadcast advertisements, programming material and sales information data for television stations, radio stations, group operators, broadcast and cable networks, cable operators and direct broadcast satellite providers. Columbine's software also assists advertising agencies and media representation firms in the buying and selling of advertising time. Columbine's systems track and time commercials, produce sales analysis and proposals, offer master control automation and provide program management and accounting and finance functions. Columbine has begun the introduction of Paradigm, a next--generation software system which integrates and automates all information management activities and day to day operating support for digital, multi-channel broadcasting environments.

     In addition, Columbine provides management consulting services, temporary personnel, custom software development, on-site training, custom business forms, and 24-hour technical support to its customers. Columbine is also a value added reseller of hardware and software technologies for major technology partners including IBM, Tektronix, Hewlett Packard and Microsoft. Columbine operates out of four domestic and three international offices in Denver, New York City, Memphis, San Francisco, London, Sydney and Hong Kong.

     Big Flower Press formed a wholly-owned subsidiary, Big Flower Digital, which is the parent company to Columbine and Laser Tech. The Company believes that there are strategic benefits to coordinating Laser Tech's expertise in the digital management of still images, use of server technology and capacity of broadband telecommunications networks with Columbine's expertise in the digital management of moving images used in advertising and programming services.

     In connection with the acquisition of Columbine, the Company expects to write-off approximately $55.7 million of acquired in-process technology.

    - On October 15, 1997, the Company acquired RCPC, a California-based provider of retail advertising insert programs. RCPC became an operating unit of TC Advertising. RCPC adds significant grocery, drug store, and home improvement merchant accounts. RCPC's two California locations add capacity to TC Advertising's nationwide network of offset press facilities, enabling TC Advertising to provide its customers with the most cost-efficient and effective method of producing multiple versions of inserts for their growing demand for store-specific, targeted advertising.

    - On October 31, 1997, Big Flower Press acquired Gamma One, a New England-based provider of digital premedia services. Gamma One became an operating unit of Laser Tech. Gamma One's Northeast facilities will significantly increase Laser Tech's presence in the New York and New England markets. Gamma One's proprietary digital image database management system, strong customer base and facilities management services will add scope and reach to Laser Tech's operations.

    - On November 6, 1997, Big Flower Press acquired BSS, a UK-based provider of specialist software to the broadcast industry. BSS became an operating unit of Columbine. BSS specializes in software programs that address electronic operations such as long-term planning, program scheduling, acquisitions, library management and commercial sales and bookings. The flagship product of BSS, the Broadcast Master software suite, was the first fully integrated suite of PC-based software for television programming. BSS' Broadcast Master software system complements Columbine's systems and offers the Company's domestic and international customers enhanced resources for the acquisition, analysis and sale of advertising-supported programming in the terrestrial and satellite band media markets.

    - On November 18, 1997, Big Flower Press acquired IMPCO, a privately-owned marketing services company based in Rochester, New York. IMPCO became a subsidiary of Webcraft. IMPCO specializes in telemarketing, strategic response management and database management for the communications, healthcare, advertising agency and financial services industries. The additions of IMPCO's database management expertise and response management capabilities are important steps in the Company's strategy of transforming Webcraft into a fully integrated direct marketing provider. IMPCO supplements the Company's direct response capabilities.

ADVERTISING INSERT PROGRAMS AND NEWSPAPER PRODUCTS

    The Company produces advertising insert programs for leading retailers and produces Sunday magazines, TV listing guides and special supplements for some of the most widely circulated U.S. newspapers. For the 1996 fiscal year, the Company produced more than 22 billion advertising inserts, 1.6 billion Sunday comics, 140 million locally edited Sunday magazines and 620 million TV listing guides. The Company estimates that this represents 19%, 49%, 18% and 20%, respectively, of the total advertising inserts, Sunday comics, Sunday magazines and TV listing guides produced in the U.S. in 1996. The Company believes it is the largest producer of advertising insert programs in the United States. TC

Advertising, the Company's operating unit in this industry sector, is headquartered in Baltimore, Maryland and operates a national network of 18 production facilities.

PRODUCTS AND SERVICES

    BACKGROUND.

    The Company believes the advertising insert programs industry sector in the U.S. has grown at a faster rate in recent years than overall newspaper advertising expenditures and exceeded $8 billion in 1996. Industry research indicates that more than 75% of consumers read advertising inserts appearing in their Sunday newspaper. In addition, between 40% and 50% of adult readers use advertising inserts for making their purchasing decisions in key retail categories.

    ADVERTISING INSERT PROGRAMS. Advertising inserts are stand-alone advertisements, generally in color, and display a broad range of products sold by a single retailer or manufacturer. The primary users of advertising insert programs are general merchandisers, specialty retailers, grocery stores, home improvement centers and drug stores. Advertising inserts are placed in newspapers, mailed to consumers or distributed in stores. Advertising inserts can be produced in color on better quality paper than the reproductions that typically appear in ROP newspapers. Advertising insert programs also allow users to vary layout, artwork, design, trim size, paper types, color and formats. TC Advertising's mix of printing capabilities, which include both heatset and cold web offset presses, enables it to provide a variety of formats and designs to meet the diverse needs of its retailing customer base. TC Advertising produces advertising insert programs for leading U.S. retailers such as American Drug Stores; Circuit City; The Home Depot; J.C. Penney; Kmart; Lowe's Companies, Inc.; Montgomery Ward; Safeway; Sears; Walgreens and Wal-Mart.

    OTHER NEWSPAPER PRODUCTS AND OTHER PUBLICATIONS. The Company produces TV listing magazines, Sunday comics, Sunday magazines and special supplements for over 300 newspapers, including approximately two-thirds of the 50 most widely circulated newspapers in the United States.

    TC Advertising is the largest single producer of newspaper TV listing guides in the United States. As of December 31, 1996, TC Advertising produced newspaper TV listing guides for 26 newspapers including The Baltimore Sun, The Boston Globe, The Los Angeles Times, The Newark Star-Ledger, Newsday, The New York Times, The Philadelphia Inquirer and The San Francisco Chronicle.

    TC Advertising is the largest producer of Sunday comics nationwide. As of December 31, 1996, TC Advertising produced Sunday comics for approximately 275 newspapers, including The Atlanta Journal, The Baltimore Sun, The Denver Post, The Los Angeles Times, The Miami Herald, The Newark Star-Ledger and The Philadelphia Inquirer.

    PREMEDIA SERVICES. In connection with its advertising insert programs and other newspaper publications, the Company offers a number of premedia services including creative and composition, digital photography, image management, film output, digital file transfer and facilities management.

    ADVERTISING INSERT SECTOR BUSINESS STRATEGY

    The Company's business strategy for this industry sector is to maximize the effectiveness of the advertising insert medium for its customers. Successful application of this strategy will enable TC Advertising's customers to deliver their advertising and marketing messages on a cost efficient basis, and will drive profitability for the Company in its core business of producing advertising insert programs and newspaper publications. The cornerstone of this strategy is the continued development of an organization that focuses on assisting customers in maximizing the effectiveness of their advertising dollars. Key elements of this strategy include:

    NATIONWIDE VERSIONING CAPABILITY. As the only advertising insert producer offering a national network of both heatset and cold web offset production facilities, TC Advertising is able to meet the diverse needs of its customers and achieve significant cost and distribution advantages. TC Advertising simultaneously produces major national advertising insert programs and other products in multiple locations, thereby accelerating turnaround time and reducing shipping costs to the customers' locations. Furthermore, this nationwide network allows TC Advertising's customers to use a single advertising insert producer to target specific distribution areas or distribute different versions of an insert program in different targeted parts of the United States. As the Company develops its national digital work-flow platform, TC Advertising expects to improve efficiencies for insert versioning, improve the timeliness of advertising inserts by reducing the production and distribution cycle time and enhance the cost effectiveness of advertising inserts versus other advertising media.

    TARGETED DISTRIBUTION PROGRAM. TC Advertising has developed a database information system which enables advertisers to use insert programs to target messages specifically to potential customers meeting the advertisers' desired geographic, demographic and purchase pattern profiles, resulting in more cost-effective advertising.

    MEASURED MEDIA APPROACH. TC Advertising is marketing advertising insert programs as a specific category of measured media, like radio or television. TC Advertising believes that if insert programs are considered a specific measured media category, TC Advertising may be in a better position to compete for advertising budgets. To establish advertising insert programs as a specific measured media category, TC Advertising has developed proprietary research that positions the power of advertising inserts against other types of measured media.

    COMPETITIVE COST POSITION. TC Advertising maintains stringent cost controls and has implemented programs to enhance efficiency and improve profitability in recent years. These programs have resulted in increased press speeds, reduced paper waste and improved capacity utilization. As one of the largest consumers of newsprint and ink in the United States, TC Advertising believes it is able to achieve significant purchasing economies under most market conditions.

    PRODUCTION LOAD-LEVELING. TC Advertising has implemented programs which target the newspaper, grocery and other industry groups whose production needs are weekly in frequency. Printing services for these industry groups create a more balanced, load-leveling production environment, allowing TC Advertising to improve planning and utilization of its production capacity. In addition, TC Advertising is constantly refining its pressline configurations to optimize equipment utilization, to improve operating efficiencies and to improve service and flexibility to meet the changing needs of its customers.

SALES AND CUSTOMERS

    The Company's sales force in this industry sector is organized into geographic business groups. Its four regional geographic groups in this industry sector cover the eastern, central and western United States and with the acquisition of PrintCo, TC Advertising has added coverage of the upper Midwest U.S. These sales professionals draw upon their industry expertise, knowledge of retailing and the Company's production capabilities to help customers achieve their advertising objectives on a cost-effective basis. The Company's top ten customers in this industry sector, which accounted for 39% of the Company's sales in this industry sector in 1996, were American Drug Stores; Circuit City; The Home Depot; Kmart; Lowe's Companies, Inc.; Montgomery Ward; Sears; Walgreens; Wal-Mart and Western Colorprint. No single customer represented more than 6.3% of such sales in 1996. As of December 31, 1996, the average length of the Company's relationship with such top ten customers was approximately 12 years. Consistent with industry practice, TC Advertising generally does not have long-term contracts with its customers requiring them to use its products or services. The Company does not believe that the loss of any single customer of TC Advertising would have a material adverse effect on the Company's consolidated financial condition or results of operations.

    The following table presents the sales by type of customer as a percentage of total TC Advertising sales:

                                                                                           PERCENTAGE OF
                                                                                          TC ADVERTISING
CUSTOMER TYPE                                                                              SALES IN 1996
----------------------------------------------------------------------------------------  ---------------
General merchandisers...................................................................          23.6%
Grocery stores..........................................................................          15.8
Specialty retail and furniture..........................................................          15.3
Home improvement centers................................................................          14.7
Drug stores.............................................................................          11.2
Non-retail products.....................................................................           3.6
                                                                                          ---------------
      Total advertising inserts.........................................................          84.2
Sunday comics...........................................................................           6.0
Newspaper TV listing guides.............................................................           5.9
Other newspaper products and other publications.........................................           3.9
      Total.............................................................................         100.0%
                                                                                          ---------------
                                                                                          ---------------

COMPETITION

    This industry sector is highly fragmented, and TC Advertising competes with numerous regional and local companies for the production of advertising insert programs. TC Advertising also competes for national accounts with several large producers, some of which have greater resources than the Company. TC Advertising believes that it and four other companies account for approximately 50% of the advertising insert market in the United States, with more than 140 regional and local producers accounting for the balance. In addition, TC Advertising's products compete with television, radio and other forms of print media. TC Advertising's main independent competitor in the production of Sunday newspaper comics is Sullivan Graphics, a division of Sullivan Communications, Inc., although some newspapers print their own comics and others could do so. TC Advertising's newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition both from other printers and newspapers. TC Advertising's major competitors in these areas are R.R. Donnelley & Sons Company, Quebecor, Inc. and Sullivan Communications, Inc. Although commercial printing in the United States remains highly fragmented, recent technological developments and over-capacity in the printing industry have increased industry consolidation and competitive pressures. The principal methods of competition in these businesses are pricing, quality, timeliness of delivery and customer service. Pricing is dependent in large part upon the prices of paper and ink, which are the major components of TC Advertising's products. Pricing is also influenced by shipping costs, operating efficiencies and the ability to control costs. TC Advertising believes that the introduction of new technologies and continued excess capacity in this industry sector, combined with the cost pressures facing its customers resulting from among other things, the cost of paper and postal rates, have resulted in downward pricing pressures and increased competition in its core businesses. See "--Additional Company Information--Raw Materials."

DIRECT MAIL AND OTHER ADVERTISING SERVICES

    The Company produces highly-customized direct mail, fragrance samplers, promotional stamps and commercial games. In addition, the Company produces non-specialty products such as enhanced envelopes and government forms. The Company's operating unit in this industry sector, Webcraft, is headquartered in Horsham, Pennsylvania and has production facilities in Bristol and Chalfont, Pennsylvania, Newark and North Brunswick, New Jersey, Salisbury, Maryland and Croyden, England.

PRODUCTS AND SERVICES

    BACKGROUND

    The Company believes that in the individualized direct mail industry sector in which Webcraft operates, customized direct mail expenditures account for $20.8 billion per year, with approximately 33% going to the production of direct mail and the remainder to other services, including agency services, data analysis and manipulation, and creative development. Media expenditures for direct mail advertising grew at an average annual rate of 7.1% for the period 1991-1996, compared to an average annual growth rate for overall advertising spending of 6.5% for the period 1991-1996 according to the 1996 DMA/WEFA GROUP STUDY -- "ECONOMIC IMPACT: U.S. DIRECT MARKETING TODAY." The Company believes more advertisers will use personalized direct mail techniques as mailing list databases grow in both volume of information stored and sophistication.

    SPECIALTY PRODUCTION

    PERSONALIZED DIRECT MAIL. The majority of the Company's revenues in this industry sector are derived from the in-line production of personalized advertising mailings which are produced by ink-jet, laser and electropress systems, integrated with an advanced data processing capability. Personalized direct mail enables consumer goods and other marketers to communicate with their customers on an individual-by-individual basis rather than relying on the broad non-personalized mailings which typically generate lower response rates. The Company can process and manipulate databases to enable its customers to target direct mail recipients based on a combination of more than a dozen attributes, including the recipient's age, gender, address, spending habits, such as type of car owned, or whether the recipient is a pet owner. Personalized direct mail is frequently used in conjunction with larger print, radio or television promotional campaigns.

    The primary users of the Company's personalized direct mail products are consumer goods and financial services companies and non-profit institutions. Major customers include Chrysler Corp.; Dean Witter; Publishers Clearing House; Reader's Digest Association, Inc.; RJR Nabisco Holdings Corp. and U.S. Sales.

    FRAGRANCE SAMPLERS. Fragrance samplers are product samples, typically of perfume, which are distributed to potential purchasers of the fragrance through magazine inserts or as billing statement stuffers for major department stores. Webcraft is a leading producer of highly specialized fragrance samplers because of its ability to produce an accurate rendition of the perfume being marketed and its technological expertise in the microencapsulation of the fragrance. Webcraft recently patented technology that allows for multiple uses of a single magazine scent strip. Webcraft's customers in fragrance samplers include Calvin Klein, Inc.; Elizabeth Arden, Co. and Estee Lauder, Inc.

    COMMERCIAL GAMES. Commercial games are typically used to increase traffic to retail establishments by offering customers an opportunity to win various prizes. For example, fast food restaurants give customers scratch-off tickets which offer prizes ranging from a soft drink to cash. There are no significant recurring customers in this area of Webcraft's business since commercial games are used in specific promotional campaigns.

    STAMPS. Webcraft's stamp products include booklets and sheets of gummed, round-hole perforated stamps. Webcraft produces stamps using special in-line grinders that create the same quality of perforation found in U.S. postage stamps. Webcraft believes that certain technologies it employs in producing stamps, such as the ability to generate letters with attached stamp sheets, give Webcraft a special advantage. Significant customers include The American Lung Association; National Wildlife Federation; Publishers Clearing House and Reader's Digest Association, Inc.

NON-SPECIALTY PRODUCTION

    OTHER PRODUCTS AND SERVICES. A significant portion of Webcraft's non-specialty production involves the production of enhanced envelopes, which are essentially simple printed products involving the formation of an envelope such as catalog order forms, film mailers and airline ticket jackets. Webcraft also produces specialty chemicals, adhesives and coatings. The Company believes that in 1997, approximately 87% of these products will be sold to industry customers and the remainder will be used internally.

DIRECT MAIL SECTOR BUSINESS STRATEGY

    The Company's business strategy in this industry sector is to increase revenues and maximize profitability in its core business of direct mail products and customized advertising products. The cornerstone of this strategy is to improve the effectiveness of its customers' advertising products by developing customized formats and offering complex personalization capabilities designed to increase response rates. The key elements of this strategy include:

    TECHNOLOGICAL EXPERTISE. Webcraft believes that the continued development of its production processes enables it to consistently provide high quality products and services at competitive prices. Webcraft's technological focus is on its in-line finishing process that combines the personalizing, folding, cutting and collecting of several multi-color pieces into a formed envelope in one step, shortening the time needed to produce complex finished products. Additionally, its unique combination of format design, multi-stage personalization and outer wrap (envelope) configurations often provides customers with superior response rates to their direct marketing programs. These same processes also enable Webcraft to provide its products more rapidly than many of its competitors. Webcraft believes that these capabilities are becoming increasingly important as lead time becomes more compressed and customers demand faster turn around times to respond to time-sensitive market opportunities. In addition, with the acquisition of Scanforms, Webcraft's ink-jet technology is now complemented by Scanforms' laser imaging process. Furthermore, the conversion of new customers from the more traditional method of laser imaging of Scanforms to Webcraft's in-line method is made easier because Webcraft will initially be able to provide services to these new customers in the laser process they are familiar with before they are converted to Webcraft's in-line method.

    NEW PRODUCTS. Webcraft will continue to work with its customers to develop new products to meet their advertising needs. Webcraft's in-line process, coupled with advanced design and personalization capabilities, gives Webcraft an advantage versus its competitors in improving the effectiveness of its customers' direct mail products. In addition, with the acquisition of Scanforms, Webcraft now offers short-run direct mail capabilities.

    ENTER NEW MARKETS. Webcraft will also continue to develop new customers and will work with Laser Tech and TC Advertising to target the retail industry. Webcraft will also target domestic and foreign clients with multinational direct mail needs.

    LEVERAGE DATABASE EXPERTISE. Webcraft intends to use its expertise in managing database information to work with its customers to design more cost-effective campaigns.

    COST CONTROL AND PRODUCTIVITY IMPROVEMENTS. Webcraft has developed a cost control program which focuses on minimizing waste, reducing labor-intensive processes and making its selling effort more efficient. In addition, management has implemented several programs to improve profitability, including reorganizing its management information systems and business acquisitions systems, which allow Webcraft to utilize press time more effectively. Webcraft has implemented a new order confirmation system that strengthens its relationships with its customers, by providing accurate and detailed job specifications and electronic templates for ease of customer formatting. Webcraft has also instituted a new make-ready program, resulting in significant reduction of make-ready time. This has resulted in lowering set-up costs and increasing total production capacity of the installed base of equipment. Furthermore, the recent acquisition of Scanforms strengthens Webcraft's position in the financial services market because it greatly expands capacity for magnetic ink readable code checks products.

SALES AND CUSTOMERS

    The Company employs 46 sales representatives in this industry sector. They are based in 14 U.S. sales offices in 11 states and the District of Columbia. While the majority of these sales are made directly to end users, the Company also sells its direct mail products and services through advertising agencies, brokers and other agents. The Company's principal customer groups include consumer goods manufacturers, mail order and catalog publishers, fragrance marketers, financial institutions, non-profit organizations and other government agencies. The Company's ten largest customers in this industry sector (including Calvin Klein, Inc.; Publishers Clearing House; RJR Nabisco Holdings Corp. and U.S. Sales), accounted for approximately 32% of its sales in this industry sector in 1996. On average, these customers had over a nine year relationship with the Company.

    Webcraft has an understanding with the United States Postal Service to supply Express Mail labels on an order by order basis.

    The balance of Webcraft's sales are typically covered by purchase orders from the client and signed sales confirmations from Webcraft. These documents detail the terms and conditions of sale. Prices typically vary from project to project because each job is unique with its own variables, including run quantity, dimensions of the printed piece, personalization, special materials such as scratch off, die cuts and a number of other criteria. The Company does not believe that the loss of any single customer of Webcraft would have a material adverse effect on the Company's consolidated financial condition or results of operations.

COMPETITION

    In this industry sector, the Company competes with a number of different firms in each of its principal lines of direct mail business. The primary competitive factors in its specialty markets are quality, flexibility, service, timeliness of delivery and price. However, in certain non-specialty markets, such as the enhanced envelope and government printing markets, price is often the dominant factor. In the personalized direct mail product category, the Company's major competitors are Banta Direct Marketing Group, a division of Banta Corporation; Moore Response Marketing Services, a division of Moore Business Forms, Inc.; Communicolor, a division of Standard Register Company; and World Color Press, Inc. In the fragrance sampler line of business, the Company believes that its major competitor is Arcade, Inc. The Company's primary competitor in commercial games products and services is Dittler Brothers, Inc. In the production of stamps, the Company's major competitors are Fleming-Potter Co., Connecticut Color, Inc. and Cyril-Scott Company. In the non-specialty category, the products produced do not have the same complexity as products produced in Webcraft's specialty printing services. Because of this lack of complexity, there are a number of printers capable of competing with the Company in this area. Major competitors in the non-specialty market include Cyril-Scott Company and Double Envelope Corp. (Convertagraphics). Increases in printing press capacity in this segment have led to over-capacity in recent years, with resulting pricing pressures. Webcraft's management has responded to these pressures by lowering its cost structure for producing non-specialty products.

SALE OF LOTTERY BUSINESS

    In December 1996, Webcraft sold the stock of Webcraft Games, Inc., its lottery production subsidiary. This sale will enable Webcraft's management to better focus on its core businesses. In addition, the sale has provided expansion capability for direct mail production at Webcraft's North Brunswick facility, a portion of which was previously used for lottery production. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and Note 4 of the Notes to the December 31, 1996 Consolidated Financial Statements.

PREMEDIA SERVICES

    The Company provides a full line of digital premedia services for the advertising, retail catalog and packaging industries. Services and technology include digital photography studios, leading-edge desktop publishing and client/server software and hardware, turnkey catalog and advertising insert production, electronic retouching systems, large film output, Cyrel photopolymer platemaking, and digital image management systems for high speed image retrieval. The Company's operating unit in the premedia sector, Laser Tech, is headquartered in Irving, Texas and has eleven production facilities in the U.S. and manages four facilities at client locations.

PRODUCTS AND SERVICES

    BACKGROUND. The Company believes that premedia products and services exceed $5.3 billion annually, with compound annual growth rates approaching 5% over the past three years. Laser Tech believes that the digital premedia sector will continue to grow with the emergence of new distribution technologies such as CD-ROM and the World Wide Web that use digitized images. Furthermore, the acceleration of digital technologies used in premedia services has necessitated greater data processing expertise and comparatively greater capital expenditure, leading many businesses to outsource their premedia requirements.

        ELECTRONIC PREMEDIA ("EPM") OPERATIONS. EPM involves the electronic capture of black and white or full color pictures and image retouching combined with text and graphics into a page layout suitable for distribution in a print or new media format such as CD-ROM or the World Wide Web. The Company's comprehensive line of EPM services include the following:

        DIGITAL PHOTOGRAPHY. The Company operates eight fully equipped digital photography studios capable of capturing images greater than 100 megabytes for an output print size of up to 20" x 30".

        ELECTRONIC RETOUCHING. The Company offers its customers high-end facilities for electronic creation or retouching of visual images. The resulting digital image can be output as color transparency or offset film or distributed for Internet or CD-ROM publication.

        DIGITAL IMAGE SCANNING. The Company scans and color corrects transparencies, photo prints or illustrations, then outputs the digital image file to a variety of media for print or electronic distribution.

        PAGE ASSEMBLY. The Company places digital image files into customer page layouts to form finished printable advertising materials. These same digital files can be re-formatted for output to digital media such as Internet or multi-media. The Company utilizes MacIntosh-TM- and Windows NT-TM- desktop publishing technologies as well as UNIX-based-TM-client/server technologies from Silicon Graphics, Inc., Sun Microsystems, Inc., Digital Equipment Corporation, Inc. and others.

        ELECTRONIC OUTPUT. The Company outputs completed digital image files to a variety of output media, including regular and oversize lithographic films, color transparency, digital printing plate, digital new media such as the Internet or CD-ROM as well as direct digital color display graphics.

        PROOFING. For each digital image file produced, the Company offers a variety of color proofing methods from direct digital methods in which the digital file is output to a color proof prior to final media output, to conventional analog proofs in which lithographic films are exposed onto color proofing materials. The Company operates low cost remote digital proofing facilities at many customer locations to provide the customer virtually instantaneous access to final digital files.

        PACKAGING. The Company offers full service specialized services to packaging customers in image capture, art production, page assembly, proofing and photopolymer platemaking tailored for both lithographic and flexographic packaging products. Packaging products require different skill sets and capabilities than advertising materials due to the varied manufacturing technologies peculiar to consumer packaging reproduction.

        FACILITIES MANAGEMENT. Laser Tech's Facilities Management division specializes in providing on-site digital premedia services to agencies, corporate advertisers or printers. Services may include only one or all of Laser Tech's service offerings. Facilities Management sites typically involve long-term contracts and minimum annual revenue commitments.

        DIGITAL ASSET MANAGEMENT. The digital files that produce printed advertising materials or digital new media materials must be organized, stored and made available for re-use. The "file rooms" of yesterday are giving way to electronic digital asset libraries for storage, retrieval and reuse of digital files. Laser Tech has developed MAXCESS-TM- (Media Access) application software to provide a turnkey technology solution to advertisers who desire to manage their digital assets for re-use or re-sale to third parties. Laser Tech's Image Technology Group is developing additional enhancements to MAXCESS-TM- to add advertising production capabilities to the original storage and retrieval platform. The acquisition of DDI brought Vision Bank to the Laser Tech asset management offering. Vision Bank is a low entry cost, scaleable enterprise software solution for digital asset management.

PREMEDIA SECTOR BUSINESS STRATEGY

    The Company's objective in this industry sector is to become the leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer product companies. Key elements of this strategy include:

    DEVELOP DIGITAL IMAGE MANAGEMENT NETWORKS. Laser Tech continues to develop systems to provide its customers with greater access to and control over their advertising images. Accordingly, it has formed the Image Technology Group to develop an interactive image management system which links advertisers and graphic designers with a database of images. The database enables them to avoid re-creation costs and streamline production flows by creating, storing, retrieving, and editing their advertisements through on-line connections from their offices. Laser Tech continues to work with TC Advertising to integrate its digital premedia communications network with TC Advertising's production facilities.

    ENTER NEW MEDIA MARKETS. Laser Tech is leveraging its electronic premedia services into the emerging technology markets of electronic distribution of information via the World Wide Web, CD-ROM and other electronic delivery methods. Laser Tech's traditional customer base is actively seeking to exploit these emerging media distribution channels. Laser Tech believes that these new distribution methods, combined with an increasing need for digital archiving and retrieval of digital images, present significant growth opportunities for Laser Tech.

    EXPAND OUTSOURCING FACILITIES. Laser Tech maintains multiple facilities in major markets across the country as well as "outsourced services" sites on customers' premises and at various TC Advertising production sites. Electronic imaging hubs are being developed to service Laser Tech's regional and national customer base. These hubs will provide first-line and overflow imaging manufacturing support for regional and national sales efforts.

    LEVERAGE EXISTING MARKETS. In conjunction with TC Advertising, Laser Tech is focusing on providing services to the substantial retail customer base of TC Advertising, including electronic premedia services, image storage and retrieval services, and customized application software for increased production efficiency for both print and new media distribution channels. Furthermore, the acquisition of DCS enhanced Laser Tech's ability to service its retail customer base with DCS's significant retail advertising insert and catalog production expertise.

SALES AND CUSTOMERS

    The Company's premedia sales force is organized into four market categories with 55 sales representatives in 16 offices. The Company's principal customer groups in the premedia sector include magazine, retail catalog and advertising insert producers, consumer product packaging manufacturers, advertising agencies, and consumer goods manufacturers and retailers. The largest of these customers include DDB Needham Worldwide; Kmart; Office Depot; RJR Nabisco Holdings Corp.; Tyson Foods, Inc. and Wal-Mart. The Company does not believe that the loss of any single customer of Laser Tech would have a material adverse effect on the Company's consolidated financial condition or results of operations.

COMPETITION

    The premedia industry sector is highly fragmented and undergoing a period of consolidation. The Company's major competitors in this sector are Applied Graphics Technologies, Inc., Wace USA and Schawk, Inc. The major competitive factors in the premedia business are price, quality of finished products, distribution capabilities, ongoing customer service and availability of time on equipment which is appropriate in size and function for a given project. The consolidation of customers within certain of the Company's premedia businesses provides both greater competitive pricing pressures and opportunities for increased volume solicitation.

ADDITIONAL COMPANY INFORMATION

    RAW MATERIALS

    In 1996, Big Flower Press spent approximately $610 million on raw materials. The primary raw materials required in the Company's printing operation are paper, ink, plates and adhesives and in its premedia operations are film, chemicals, computer supplies and proofing materials. The Company believes that there are adequate sources of supply for its primary raw materials and that its relationships with its suppliers yield improved quality, pricing and overall service to its customers. Although there can be no assurance that the Company's sources of supply for its paper will be adequate in all circumstances, in the event that such sources are not adequate, the Company believes that alternative sources can be developed in a timely manner.

    The Company's results of operations depend to a large extent on the cost of paper and the ability of the Company to pass along to its customers any increases in these costs and remain competitive when there are decreases. In recent years, the Company has substantially reduced the number of its suppliers of paper and has formed stronger commercial relationships with such suppliers, resulting in its ability to negotiate favorable price discounts and achieve more assured sourcing of high quality paper that meets the Company's specifications.

    In connection with its acquisition by Big Flower Press, TC Advertising entered into a long-term ink supply agreement with a single supplier, effective July 31, 1993, pursuant to which it is obligated to purchase from such supplier a substantial portion of its annual requirements for ink. The terms of this agreement are confidential.

    Webcraft also has an ink supply agreement with a supplier pursuant to which Webcraft is obligated until August 1998 to purchase from such supplier not less than 80% of Webcraft's annual requirements for ink for heatset and flexographic inks at all plants operated by Webcraft. Price is determined on a price per pound basis that is subject to adjustments based on competitive pricing. In addition, Webcraft enjoys an incentive program based on annual purchase levels.

    The Company internally produces most of the adhesives needed for its printing operations, through its adhesives and coatings subsidiary, Webcraft Chemicals, Inc. ("Webcraft Chemicals"), but believes that there are other ready sources for these products. This subsidiary also supplies a variety of specialty chemicals for unusual format applications. Webcraft Chemicals is currently working with other Big Flower Press companies to increase sales of adhesives, coatings and other specialty chemicals to these potential customers.

TRADE NAMES, TRADEMARKS AND PATENTS

    The Company owns certain trade names, trademarks and patents used in its business. The loss of any such trade name, trademark or patent would not have a material adverse effect on the Company's consolidated financial condition or results of operations.

SEASONALITY

    TC Advertising's advertising insert business is seasonal in nature, with activity increasing prior to the following advertising periods: Easter (March 15-April 15); Memorial Day (April 15-May 15); Back to School (July 15-August
15); and Thanksgiving/Christmas (October 1-December 15). Sunday comics, newspaper TV listing guides, other newspaper products and other publications are not seasonal in nature. Net sales percentages for the Company by quarter for the twelve months ended December 31, 1996 were 19%, 25%, 26% and 30% of total net sales for the quarters ended March 31, June 30, September 30 and December 31, respectively. Based on its historical experience and projected operations, the Company expects its operating results to be highest in the quarter ended December 31 and weakest in the quarter ended March 31.

GOVERNMENTAL REGULATIONS

    The Company's business is subject to a variety of federal, state and local laws, rules and regulations. The Company's production facilities are governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act ("OSHA") and the regulations promulgated thereunder. Except as described herein, the Company is not aware of any pending legislation that in its view is likely to affect significantly the operations of the Company's business. The Company believes that the operations of its subsidiaries comply substantially with all applicable governmental rules and regulations.

ENVIRONMENTAL MATTERS

    Certain of the Company's operations are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. The Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. The Company therefore cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims. Based on currently available information, the Company believes that its operations comply substantially with all applicable environmental laws and regulations.

    The Company's acquisition of Webcraft resulted in certain obligations under the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act (together, "ISRA"), which is triggered by the transfer of industrial property. For the four New Jersey sites, the New

Jersey Department of Environmental Protection ("NJDEP") approved the transfer of Webcraft's facilities without requiring any further investigatory or cleanup work under ISRA. At two sites, Webcraft and the NJDEP agreed that Webcraft would continue to maintain financial guarantees that were previously established pursuant to ISRA (in the amounts of $30,000 and $1,000,000), continue site investigations that were already underway, and institute remediation measures as appropriate, based on its investigations. At the third site, Webcraft established a nominal financial guarantee which the Company believes will be sufficient to cover the costs of investigating and remediating contamination discovered there. At the fourth site, no financial guarantee was required by the NJDEP, which has subsequently issued a letter confirming that the ISRA matter is complete. The Company has obtained an indemnification from the selling shareholders of Webcraft for certain costs resulting from pre-existing conditions pertaining to Webcraft, including but not limited to environmental matters. This indemnification is subject to certain limitations, including threshold requirements and a maximum liability cap of $4.8 million. With respect to Webcraft's ISRA obligations, the Company believes, based on the indemnification agreement, as well as potential contribution from a third party for contamination at one such site, and existing cost estimates for all such sites, that its liability for such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance that such matters will not ultimately have such an effect.

    TC Advertising and Webcraft have been identified as potentially responsible parties ("PRPs") for the cleanup of contamination resulting from disposals of hazardous waste pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund") and analogous state laws. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs at a cleanup site if the harm at the site is indivisible. This generally means that each responsible party could be held liable for the entire costs of the necessary response actions at a Superfund site. As a practical matter, however, at sites where there are multiple PRPs for a cleanup, the costs of cleanup typically are allocated, according to a volumetric or other standard, among the parties. CERCLA also provides that responsible parties generally may seek contribution for the costs of cleaning up a site from other responsible parties. Thus, if one party is required to clean up an entire site, that party can seek reimbursement or recovery of such costs from other responsible parties.

    TC Advertising has been identified as a PRP at two sites pursuant to CERCLA, and one additional site pursuant to analogous state environmental laws and regulations, to which sites TC Advertising, among others, sent waste in the past. TC Advertising believes that, with respect to one site, its liability will not be material, and the Company has established a nominal reserve to cover any such liability. With respect to the other two sites, TC Advertising believes that it is, or may be responsible for a very minor portion, if any, of the total cleanup costs at each such site. As a result, based on a review of the data available to the Company regarding each such site, including the number and viability of other PRPs, the minor volumes of waste which TC Advertising is alleged to have contributed, the range of likely cleanup costs, and a comparison of TC Advertising's alleged liability at each such site to settlements previously reached by TC Advertising in similar cases, the Company believes that such matters will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. Nonetheless, because neither the final total cleanup costs at each of the remaining sites have been ascertained nor TC Advertising's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

    Webcraft has been identified as a PRP at two sites pursuant to CERCLA and/or analogous state law, to which site Webcraft, among others, sent waste in the past. Based on the minor volumes of waste which Webcraft is alleged to have contributed, the range of likely cleanup costs, and the indemnification agreement between the Company and the selling shareholders of Webcraft, the Company believes that this matter will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. However, because neither the final total cleanup costs at these sites have been ascertained nor Webcraft's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

    In addition, in 1990, the United States Environmental Protection Agency ("EPA") identified Webcraft, among others, as a PRP pursuant to CERCLA for regional groundwater contamination in the vicinity of Webcraft's Chalfont, Pennsylvania facility. Webcraft responded to the EPA notice disclaiming any responsibility for such contamination. The EPA has recently initiated discussions with Webcraft and other PRPs regarding the Chalfont, Pennsylvania facility. Because these discussions are at an early stage, no conclusions can be drawn at this time. Based on information currently available to the Company, and a number of factors, including the possibility of indemnification from the prior site owner, as well as indemnification from the selling shareholders of Webcraft, the Company believes that its liability, if any, at this site will not have a material adverse effect on the Company's consolidated financial position or results of operations. However, because the nature of the claim has not been ascertained, there can be no assurance that such matter will not ultimately have such an effect.

EMPLOYEES

    As of September 18, 1997, the Company had approximately 6,800 employees, of which approximately 1,400 were salaried and 5,400 were hourly. Most of Webcraft's hourly employees at its North Brunswick and Newark, New Jersey facilities are represented by the United Paper Workers International Union, AFL-CIO. Webcraft entered into a new three-year contract with this union on February 1, 1995. Under this agreement, represented employees will receive an hourly base rate increase of 3% in 1997. The Company believes it has satisfactory employee and labor relations.

PROPERTIES

    The Company maintains a large number of diverse properties. Management believes that these properties, taken as a whole, are generally well maintained and are adequate for current and foreseeable business needs. The majority of these properties are leased. Substantially all of the Company's materially important physical properties are being fully utilized. The Company's properties are covered by all-risk and liability insurance which the Company believes is customary for the industry.

EXECUTIVE OFFICES

    Big Flower Press, TC Advertising, Webcraft and Laser Tech each lease their executive offices in New York City, New York; Baltimore, Maryland; Horsham, Pennsylvania and Irving, Texas, respectively. The lease terms for Big Flower Press', Webcraft's and Laser Tech's facilities expire in November 2006, February 1998 and September 1999, respectively. TC Advertising occupies its executive offices pursuant to two leases that expire in December 2000 and December 2005, respectively.

PRODUCTION FACILITIES

    As of September 18, 1997, the Company owned 11 and leased 27 production facilities, with lease terms expiring from October 31, 1998 to December 25, 2013, as set forth below:

                                                                             APPROXIMATE    LAND TITLE; IF LEASED,
TC ADVERTISING LOCATIONS                                                    SQUARE FOOTAGE  LEASE TERM EXPIRATION
--------------------------------------------------------------------------  --------------  ----------------------
Atlanta, GA...............................................................       100,057    Fee Ownership
Charlotte, NC.............................................................       105,400    December 31, 2002
City of Industry, CA......................................................       103,000    September 30, 2001
Columbus, OH..............................................................       141,185    December 31, 2004
Dallas, TX................................................................        90,000    September 30, 2002
East Longmeadow, MA.......................................................       159,241    February 3, 2006
Elk Grove Village, IL.....................................................        80,665    August 31, 2002
Greenville, MI............................................................       130,000    Fee Ownership
Lenexa, KS................................................................        90,000    Fee Ownership
Manassas, VA..............................................................       108,120    February 28, 2003
Niles, MI.................................................................        90,000    Fee Ownership
Pomona, CA................................................................       144,542    May 31, 2006
Portland, OR..............................................................       125,250    October 31, 2002
Sacramento, CA............................................................        57,483    Fee Ownership
Salt Lake City, UT........................................................        55,000    October 21, 2002
San Antonio, TX...........................................................        67,900    Fee Ownership
Saugerties, NY(1).........................................................       209,000    Fee Ownership
Tampa, FL.................................................................        72,418    October 31, 1999

WEBCRAFT LOCATIONS
Bristol, PA...............................................................       132,000    Fee Ownership
Chalfont, PA..............................................................       320,000    Fee Ownership
Newark, NJ................................................................        23,000    Fee Ownership
Newark, NJ................................................................        22,692    June 30, 1998
North Brunswick, NJ.......................................................       296,000    Fee Ownership
Salisbury, MD.............................................................        66,000    July 7, 1999
Baltimore, MD.............................................................         1,868    October 31, 1998
Croyden, England..........................................................        45,000    December 25, 2013

LASER TECH LOCATIONS
Atlanta, GA...............................................................        15,588    February, 2001
Carlsbad, CA..............................................................         8,500    December 1, 1998
Dallas, TX................................................................        15,000    September 30, 2002
Delray Beach, FL..........................................................         2,500    February 28, 1998
Irvine, CA................................................................        13,000    October 9, 1998
Irving, TX................................................................        62,687    September 1, 1999
Mobile, AL................................................................         4,200    June 30, 2000
Salt Lake City, UT(2).....................................................           840              --
San Antonio, TX...........................................................         7,927    October 31, 1998
San Francisco, CA.........................................................         5,260    May 31, 2000
St. Louis, MO(1)..........................................................        38,000    May 30, 2006

SALES OFFICES AND OTHER FACILITIES

    As of September 18, 1997, the Company had 45 sales offices and five other facilities. All of the sales offices and other facilities are leased, with lease terms expiring from October 31, 1998 to June 30, 2006, with the exception of one office which is owned.

------------------------

(1) Comprised of two adjacent facilities.

(2) Located within TC Advertising's Salt Lake City facility.

LEGAL PROCEEDINGS

    Certain claims, suits and complaints which arise in the ordinary course of the Company's business have been filed or are pending against the Company. The Company believes that all such matters either are adequately reserved for, are covered by insurance, or would not, after taking into account the reserves established and/or insurance in place, have a material adverse effect on the Company's consolidated financial condition or results of operations, if adversely determined against the Company.

                                   MANAGEMENT

    The following table sets forth certain information regarding the directors and executive officers of the Big Flower Press, all of whom are U.S. citizens.

NAME                                  AGE                            POSITIONS
------------------------------------  ---   ------------------------------------------------------------
R. Theodore Ammon...................  48    Director; Chairman of the Board
Edward T. Reilly....................  50    Director; President and Chief Executive Officer
Mark A. Angelson....................  46    Director; Executive Vice President and General Counsel and
                                            Secretary of the Board of Directors
Richard L. Ritchie..................  50    Executive Vice President and Chief Financial Officer

    Certain information regarding each person listed above, including such person's principal occupation during the past five years and current directorships, is set forth below. Unless indicated otherwise, all directors and executive officers have had the indicated principal occupations for the past five years.

    R. THEODORE AMMON has been the Chairman of the Board of Big Flower Press since its inception and was Chief Executive Officer from that date until April 1997. Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co. (a New York and San Francisco-based investment firm) from 1990 to 1992, and an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Host Marriott Corporation, Culligan Water Technologies, Inc. and Samsonite Corporation. In addition, Mr. Ammon serves on the Board of Directors of the New York YMCA, Jazz @ Lincoln Center and the Institute of International Education, and on the Board of Trustees of Bucknell University.

    EDWARD T. REILLY has been Chief Executive Officer of the Company since April 1997, President of Big Flower Press since March 1996 and a Director of the Company since June 1996. He was also the Chief Operating Officer of Big Flower from March 1996 until April 1997. He is also a director of TC Advertising, Laser Tech and Webcraft. Prior to joining Big Flower Press, Mr. Reilly held a variety of executive positions with McGraw-Hill, Inc., a publishing and communications company, in their Broadcast and Publication groups from 1968 to 1996, and served as President of McGraw-Hill Broadcasting from 1987 to 1996. Mr. Reilly has been active in television industry affairs, having served as the Chairman of the Television Bureau of Advertising, a member of the Board of Directors of the Ad Council and a member of the Board of Directors of the National Association of Broadcasters. Mr. Reilly is also a Trustee of Lynchburg College.

    MARK A. ANGELSON has been Executive Vice President and General Counsel and Secretary of the Board of Directors of Big Flower Press since March 1996. He is also a director of TC Advertising, Laser Tech and Webcraft. Prior to joining Big Flower Press, Mr. Angelson practiced law with Sidley & Austin from 1982 to 1996. Mr. Angelson was Co-Chair of Sidley's international operations, founder of the firm's English law practice and manager of the firm's offices in Singapore, New York and London. Mr. Angelson is admitted to practice law in the State of New York, and as a solicitor in England and Wales. He is also a Trustee of American School in London Foundation, Inc., a Fellow of Royal Society of Arts, a member of the Advisory Board of Jobs for the Future, Inc. and a member of the Pilgrims of Great Britain.

    RICHARD L. RITCHIE has been Executive Vice President and Chief Financial Officer of Big Flower Press since January 1997. Prior to joining Big Flower Press, Mr. Ritchie served as Senior Vice President and Chief Financial Officer of Harte-Hanks Communications, Inc. from 1986 to 1996.

    The directors of the Company were elected to hold office until his or her successor is elected and qualified and subject to his or her prior death, resignation, retirement, disqualification or removal. The term of office of each executive officer is until the organizational meeting of the Board of Directors of Big Flower Press following the next annual meeting of the stockholder of Big Flower Press and until his successor is elected and qualified or until his prior death, resignation, retirement, disqualification or removal.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership as of December 15, 1997 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (constituting the only class of voting stock of the Company), each director of the Company, each Named Executive Officer, and all directors and current executive officers as a group.

                                                                                   SHARES BENEFICIALLY OWNED
                                                                               ---------------------------------
                                                                               AMOUNT AND NATURE
                             NAME AND ADDRESS OF                                      OF           PERCENTAGE OF
                              BENEFICIAL OWNER                                   OWNERSHIP (A)         CLASS
-----------------------------------------------------------------------------  -----------------   -------------
R. Theodore Ammon (b)........................................................      2,417,144            12.2%
    c/o Big Flower Press Holdings, Inc.
    3 East 54th Street
    New York, New York 10022
FMR Corp.....................................................................      2,217,100            11.4%
    82 Devonshire Street
    Boston, Massachusetts 02109
EnTrust Capital Inc..........................................................      3,187,438            16.3%
    650 Madison Avenue
    New York, New York 10022
Edward T. Reilly (c).........................................................         87,800               *
    c/o Big Flower Press Holdings, Inc.
    3 East 54th Street
    New York, New York 10022
Mark A. Angelson (d).........................................................         42,700               *
    c/o Big Flower Press Holdings, Inc.
    3 East 54th Street
    New York, New York 10022
Richard L. Ritchie (e).......................................................         25,000               *
    c/o Big Flower Press Holdings, Inc.
    3 East 54th Street
    New York, New York 10022
All directors and current executive officers as a group (f)..................      2,572,644            13.0%

------------------------

*   Less than one percent.

(a) This column includes shares which directors and executive officers have the right to acquire within 60 days. Except as otherwise indicated, each person and entity has sole voting and dispositive power with respect to the shares set forth in the table.

(b) Includes (x) 6,000 shares held by Mr. Ammon as general partner of a partnership in which certain family members are the limited partners and have 99% of the economic interests, (y) options to purchase 200,000 shares of Common Stock which are presently exercisable and (z) 200 shares owned by Mr. Ammon's minor children, as to which Mr. Ammon disclaims beneficial ownership. Additionally, Mr. Ammon holds unvested options to purchase 100,000 shares of Common Stock, which would vest in November 1998.

(c) Includes options to purchase 40,000 shares of Common Stock which are presently exercisable and options to purchase 40,000 shares of Common Stock which will become exercisable within 60 days.

(d) Includes options to purchase 37,500 shares of Common Stock which are presently exercisable.

(e) Includes options to purchase 25,000 shares of Common Stock which will become exercisable within 60 days.

(f) Includes options to purchase 305,000 shares of Common Stock which are presently exercisable or which will become exercisable within 60 days.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Private Notes were, and the Exchange Notes will be, issued under an indenture (the "Indenture") dated as of June 20, 1997 between the Company and Fleet National Bank, as trustee (the "Trustee") (as supplemented by the First Supplemental Indenture thereto dated as of August 14, 1997, the "Indenture"). The following description of the material provisions of the Indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), and the Indenture and the Notes issued thereunder, including the definitions therein of certain terms. Prospective purchasers of the Notes are referred to the Indenture and the TIA for a statement of such provisions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture. For definitions of certain terms used in this section, see "--Certain Definitions" below. References in this section to the "Company" include only Big Flower Press Holdings, Inc. and not its Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are general unsecured obligations of the Company limited to $100.0 million in aggregate principal amount. Outstanding 8 7/8% Notes in the aggregate principal amount of $250.0 million were previously issued under the Indenture. No further initial issuances of Notes may be made under the Indenture. The Notes and the Outstanding 8 7/8% Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, as described below. However, unless and until the Notes are registered under the Securities Act, the Notes will not trade interchangeably with the Outstanding 8 7/8% Notes in the secondary market. The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof.

    The Notes will mature on July 1, 2007. The Notes bear interest at the rate of 8 7/8% per annum from the date of issuance, payable semiannually on January 1 and July 1 of each year, commencing January 1, 1998, to the registered holders of the Notes (together with the registered holders of the Outstanding 8 7/8% Notes, the "Holders") at the close of business on the December 15 or June 15 immediately preceding such Interest Payment Date.

    Principal, premium, if any, and interest on each of the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the corporate trust office of the Trustee or such other office or agency of the Company as may be designated by the Company for such purpose. At the option of the Company, payment of interest may be made by check mailed to the Holders at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar for the Notes.

OPTIONAL REDEMPTION

    The Notes are not redeemable at the Company's option prior to July 1, 2002 (other than out of the net proceeds of certain issuances of Equity Interests of the Company or upon a Change of Control as described below). The Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth in the table below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning July 1 of the years indicated in the table below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     104.438%
2003..............................................................................     102.958%
2004..............................................................................     101.479%
2005 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to July 1, 2000, the Company may also redeem up to 35% of the principal amount of the Notes and Outstanding 8 7/8% Notes originally issued with the net proceeds from issuances of Equity Interests of the Company (other than Redeemable Stock) at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; PROVIDED that at least $162.5 million in aggregate principal amount of the Notes and Outstanding 8 7/8% Notes must remain outstanding after each such redemption. Any such redemption will be required to occur on or prior to 180 days after the receipt of the proceeds of such issuances of Equity Interests.

    In addition, at any time on or prior to July 1, 2002, upon the occurrence of a Change of Control that has been approved by a majority of the Board of Directors of the Company as such Board of Directors was constituted immediately prior to the transaction giving rise to such Change of Control, the Company may redeem the Notes and Outstanding 8 7/8% Notes, in whole but not in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 30 days following the occurrence of a Change of Control. The Company may not redeem Notes pursuant to this paragraph if it has made an offer to repurchase the Notes with respect to such Change of Control.

    "Applicable Premium" means, with respect to a Note, the greater of (i) 4.438% of the then outstanding principal amount of such Note and (ii)(a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating thereto assuming a redemption date of July 1, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points minus (b) the then outstanding principal amount of such Note minus (c) accrued interest paid on the redemption date.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to July 1, 2002; PROVIDED, HOWEVER, that if the then remaining term to July 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

    In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after any Redemption Date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

CHANGE OF CONTROL

    In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), if either (i) the Company does not redeem the Notes and Outstanding 8 7/8% Notes as described under "--Optional Redemption" or (ii) such Change of Control occurs after July 1, 2002, the Company shall notify the Holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes and Outstanding 8 7/8% Notes then outstanding at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date. Notice of a Change of Control Offer shall be mailed by the Company not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open from the time of mailing for at least 20 business days and until the close of business on the third business day prior to the Change of Control Payment Date. (For the definition of Change of Control, see "--Certain Definitions-- Change of Control" below.)

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes and Outstanding 8 7/8% Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes and Outstanding 8 7/8% Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes and Outstanding 8 7/8% Notes validly tendered and not withdrawn under such Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) under the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "CHANGE OF CONTROL" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "CHANGE OF CONTROL" provisions of the Indenture by virtue thereof.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes and Outstanding 8 7/8% Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including any interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Title 11 of the United States Code.

    Upon any distribution of assets of the Company of any kind or character, whether in cash, property or securities upon any dissolution, winding up, total or partial liquidation or reorganization of the Company (including, without limitation, in bankruptcy, insolvency, or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities), the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents of all amounts payable under Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness whether or not interest is an allowed claim enforceable against the Company in any such proceeding) before the Holders will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders would be entitled shall be made to the holders of Senior Indebtedness.

    No direct or indirect payment by or on behalf of the Company of principal of, premium, if any, or interest on the Notes whether pursuant to the terms of the Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on any Senior Indebtedness, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon the occurrence of (a) receipt by the Trustee of written notice from the holders of a majority of the outstanding principal amount of the Designated Senior Indebtedness or their representative, or (b) if such event of default results from the acceleration of the Notes, the date of such acceleration, no such payment may be made by the Company upon or in respect of the Notes for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice). Notwithstanding anything herein to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date on which such Payment Blockage Period was commenced. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders of such Designated Senior Indebtedness or their representative whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee or the Holders or any Paying Agent (or, if the Company is acting as its own Paying Agent, money for any such payment or distribution shall be segregated or held in trust) on account of principal of, premium, if any, or interest on the Notes before all Senior Indebtedness is paid in full in cash or cash equivalents, such payment or distribution shall be received and held in trust by the Trustee or such Holder or Paying Agent for the benefit of the holders of the Senior Indebtedness, or their respective representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, and shall be paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to or for the holders of such Senior Indebtedness.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. The Indenture will limit, subject to certain financial tests and specific exceptions, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "-- Certain Covenants--Limitation on Additional Indebtedness."

    The Notes are structurally subordinated to all liabilities, including trade payables and capitalized lease obligations of the Company's Subsidiaries. Any right of the Company to receive assets of any Subsidiary upon such Subsidiary's liquidation or reorganization (and the consequent right of the Holders to participate in those assets) structurally subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such Subsidiary and any liabilities of such Subsidiary senior to that held by the Company and may otherwise be challenged in a liquidation or reorganization proceeding. At September 30, 1997, on a Pro Forma Basis, the Company and its Subsidiaries would have had, on a consolidated basis, approximately $608.8 million of indebtedness (including capitalized lease obligations) and the aggregate amount of liabilities (including trade payables and the New Credit Facility) of the Company's Subsidiaries that effectively ranked senior to the Notes would have been approximately $513.1 million. In addition, at September 30, 1997, certain Subsidiaries of the Company had significant commitments under operating leases and approximately $90.7 million was outstanding under the A/R Securitization. See Notes 5 and 10 of the Notes to Consolidated Financial Statements. The Notes will be issued under the same Indenture as the Outstanding 8 7/8% Notes and will rank PARI PASSU in right of payment with them. The Notes are structurally senior to the Debentures issued by Big Flower Holdings, Inc. in connection with the issuance of the Convertible Preferred Securities.

CERTAIN COVENANTS

LIMITATION ON RESTRICTED PAYMENTS.

    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's Capital Stock or other Equity Interests (other than dividends or distributions payable in Equity Interests (other than Redeemable Stock) of the Company), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or
(iii) make any Investment (other than a Permitted Investment) (the foregoing actions set forth in clauses (i) through (iii) being referred to as "Restricted Payments"), if:

        (a) a Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or shall occur immediately after giving effect thereto; or

        (b) immediately after such Restricted Payment and after giving effect thereto on a PRO FORMA basis, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant (without giving effect to clauses (i) through (xvi) of the second paragraph thereof); or

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, exceeds the sum of (1) 50% of the amount of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1997 through the end of the Company's fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit) plus (2) 100% of the aggregate amounts contributed to the capital of the Company from and after the Issue Date plus
    (3) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of property other than cash received by the Company from and after the Issue Date from the issue or sale of Equity Interests of the Company (other than such Equity Interests issued or sold to a Restricted Subsidiary and other than Redeemable

    Stock) or any Indebtedness or security convertible into or exchangeable for any such Equity Interest that has been so converted or exchanged (excluding the net cash proceeds from issuances and sales of Equity Interests financed, directly or indirectly, using borrowed funds from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid) plus
    (4) $75.0 million.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration thereof such payment would have complied with the provisions of the Indenture; (ii) (A) the retirement of any Equity Interests of the Company (the "Retired Equity Interests") either in exchange for or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of other Equity Interests of the Company (the "Refunding Equity Interests") other than any Redeemable Stock and (B) if the Retired Equity Interest constituted Qualified Preferred Stock, the declaration and payment of dividends on the Refunding Equity Interest in an aggregate amount per year no greater than the aggregate amount of dividends per year that was declarable and payable on such Retired Equity Interest immediately prior to such retirement to the extent such Refunding Equity Interest is designated to be Qualified Preferred Stock by the Company at the time of its issuance; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company issued to employees, officers or directors of the Company and its Subsidiaries pursuant to agreements containing provisions for the repurchase of such Equity Interests upon death, disability or termination of employment or directorship of such persons, or in accordance with the Company's insider trading policy, not to exceed $5.0 million in any fiscal year plus the aggregate cash proceeds from any reissuance during such fiscal year of Equity Interests by the Company to employees, officers or directors of the Company and its Subsidiaries plus the aggregate cash proceeds from any payments on life insurance policies with respect to any employees, officers or directors of the Company and its Subsidiaries which proceeds are used to purchase the Equity Interests of the Company held by any such employees, officers or directors; (iv) the declaration and payment of dividends to holders of any class or series of the Company's preferred stock issued after the Issue Date (including, without limitation, the declaration and payment of dividends on Refunding Equity Interests in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this paragraph); PROVIDED that at the time of such issuance the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters ending immediately prior to the date of such issuance would have been at least 1.25 to 1, determined on a PRO FORMA basis as if such issuance was at the beginning of such four-quarter period, and at the time of issuance, such preferred stock is designated by the Company to be Qualified Preferred Stock; and (v) an Investment in any Unrestricted Subsidiary either in exchange for Equity Interests of the Company (other than Redeemable Stock) or out of the proceeds of the sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than Redeemable Stock) received by the Company not more than 12 months prior to the date of such Investment (to the extent such sale of Equity Interests has not previously been included in any calculation under clause (c) above for purposes of permitting a Restricted Payment); PROVIDED that in the cases of clauses (iii) (other than with respect to the repurchase of Equity Interests with insurance proceeds), (iv) and (v), so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or shall occur immediately after giving effect thereto.

    In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) above, (1) no amounts expended under clause (iii) (only with respect to the use of insurance proceeds to repurchase Equity Interests) of the immediately preceding paragraph shall be included and (2) 100% of the amounts expended under clauses (i), (ii), (iii) (other than with respect to the repurchase of Equity Interests with insurance proceeds), (iv) and (v) of the immediately preceding paragraph shall be included.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness unless the Company's Fixed Charge Coverage Ratio for its four full fiscal quarters ending immediately prior to the date such additional Indebtedness is created, incurred, issued, assumed or guaranteed would have been at least 2.25 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds of such Indebtedness) as if the additional

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
Indebtedness had been created, incurred, issued, assumed or guaranteed at the beginning of such four-quarter period.

    The foregoing limitations will not apply to the incurrence of (i) Indebtedness pursuant to the New Credit Facility in an amount equal to $475.0 million; (ii) Existing Indebtedness; (iii) Indebtedness represented by the Outstanding 8 7/8% Notes, the Private Notes and the Exchange Notes in an aggregate principal amount equal to $350.0 million; (iv) Capital Lease Obligations; (v) Indebtedness constituting purchase money obligations for property acquired in the ordinary course of business or other similar financing transactions; (vi) Indebtedness incurred in connection with capital expenditures not to exceed 6% of net sales of the Company and its Restricted Subsidiaries in any fiscal year; (vii) Indebtedness constituting reimbursement obligations with respect to letters of credit, including, without limitation, letters of credit in respect of workers' compensation claims, issued for the account of the Company or a Restricted Subsidiary in the ordinary course of business, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; (viii) additional Indebtedness in an aggregate principal amount up to $45.0 million at any one time outstanding for the Company and its Restricted Subsidiaries; (ix) Indebtedness created, incurred, issued, assumed or given in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under the Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness, including any additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness"); PROVIDED that (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums and fees in connection therewith, (B) in the case of Refinancing Indebtedness for Indebtedness permitted under clause (ii) of this paragraph (other than Senior Indebtedness), the Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; (x) intercompany Indebtedness incurred in connection with Investments in Unrestricted Subsidiaries; PROVIDED that such Investments are permitted by the "LIMITATION ON RESTRICTED PAYMENTS" covenant; (xi) Indebtedness under Raw Material Hedge Agreements; (xii) Indebtedness under Currency Agreements and Interest Rate Agreements; PROVIDED that in the case of Currency Agreements which relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates; (xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; (xiv) Indebtedness between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (xv) guarantees by Restricted Subsidiaries of Indebtedness of the Company or any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture; and (xvi) the Company's obligations arising from the repurchase, redemption or other acquisitions of Equity Interests from employees, officers and directors of the Company and its Subsidiaries to the extent permitted by the "LIMITATION ON RESTRICTED PAYMENTS" covenant.

    Notwithstanding anything in the Indenture to the contrary, the consummation of the transactions contemplated by the A/R Securitization shall not be deemed to be incurrence of Indebtedness by the Company or by any Restricted Subsidiary.

    DIVIDENDS AND PAYMENT RESTRICTIONS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its

Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of: (A) the terms (as in effect on the Issue Date) of Existing Indebtedness, (B) the terms (as in effect on the Issue
Date) of the New Credit Facility, (C) the terms of Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant; PROVIDED that the terms of any such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than the encumbrances or restrictions imposed by the terms of the New Credit Facility as in effect on the Issue Date, (D) the terms of the indentures governing the Outstanding Notes, the Indenture and the Notes, (E) applicable law, (F) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (G) the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that such purchase money obligations restrict or prohibit the transfer of the property so acquired, (H) any encumbrance or restriction with respect to a Restricted Subsidiary that was not a Restricted Subsidiary on the Issue Date, which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary or is created on the date it becomes a Restricted Subsidiary, (I) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, (J) the terms of the A/R Securitization or (K) any encumbrance or restriction existing under any amendment to, and any agreement which refinances or replaces, the agreements described in clauses (A), (B), (C),
(D), (H) and (J); PROVIDED that the terms and conditions of any such encumbrances or restrictions contained in any such amendment or agreement as determined in good faith by the Board of Directors of the Company constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations as amended, refinanced or replaced. Nothing contained in this covenant shall prevent the Company or a Restricted Subsidiary from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by the "LIMITATION ON LIENS" covenant.

    LIMITATION ON LIENS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any asset now owned or hereafter acquired by it, or any income or profits therefrom or assign or convey any right to receive income therefrom. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume any Lien upon its properties or assets if the Company shall cause the Notes to be equally and ratably secured with all other Indebtedness secured by such Lien for so long as such other Indebtedness shall be so secured.

    LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale that results in Net Proceeds in excess of $1.5 million (including the sale of any of the Capital Stock of any Restricted Subsidiary) unless such Asset Sale is for fair market value as determined by the Board of Directors of the Company acting reasonably and in good faith and the Company or any Restricted Subsidiary applies the Net Proceeds from such Asset Sale to one or more of the following in such combination as it shall choose: (a) an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in businesses similar or ancillary to the business of the Company or its Restricted Subsidiaries as conducted at the time of such Asset Sale; PROVIDED that such investment occurs on or prior to the 366th day following the date of such Asset Sale (the "Asset Sale Payment Date"); (b) a Net Proceeds Offer (as defined below) expiring on or prior to the Asset Sale Payment Date; or (c) in the case of an Asset Sale by the Company, the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness on or prior to the Asset Sale Payment Date and, in the case of an Asset Sale by any Restricted Subsidiary, the purchase, redemption or other prepayment or repayment of any Indebtedness of such Restricted Subsidiary on or prior to the Asset Sale Payment Date; PROVIDED that any prepayment or repayment of amounts outstanding under the New Credit Facility in excess of $20 million in the aggregate after the Issue Date shall be a permanent reduction in the commitment thereunder. Notwithstanding the foregoing, in the event such Net Proceeds, after giving effect to any investment or payment permitted by clause (a) or (c) above (the "Excess Proceeds"), are less than $15.0 million, the application of the Excess Proceeds to a Net Proceeds Offer may be deferred until such time as the Excess Proceeds, plus the aggregate amount of any subsequent Net Proceeds not otherwise invested or applied to repay amounts outstanding under the Senior Indebtedness of the Company or under the Indebtedness of any Restricted Subsidiary, as the case may be, as permitted by clause (a) or (c) above, are at least equal to $15.0 million, at which time the Company shall apply all the Excess Proceeds to a Net Proceeds Offer. Upon completion of a Net Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

    For purposes of clause (b) of the preceding paragraph, the Company will apply that portion of the Net Proceeds of the Asset Sale required to make a tender offer in accordance with applicable law (a "Net Proceeds Offer") to repurchase Notes and Outstanding 8 7/8% Notes at a price not less than 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase which date shall be no earlier than 30 days nor later than 45 days after the date of mailing of the Net Proceeds Offer (the "Net Proceeds Payment Date"). The Company may, at its option, receive credit against any Net Proceeds Offer for the principal amount of Notes and Outstanding 8 7/8% Notes acquired by the Company or any of its Subsidiaries and surrendered for cancellation within six months prior to or at any time after the date of such Asset Sale relating to such Net Proceeds Offer and before the Net Proceeds Payment Date. Any Net Proceeds Offer will be made by the Company only if and to the extent permitted under, and subject to prior compliance with, the terms of any agreement governing Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, as the case may be. If the Company commences a Net Proceeds Offer and securities of the Company ranking PARI PASSU in right of payment with the Notes and Outstanding 8 7/8% Notes are outstanding at the commencement of such Net Proceeds Offer and the terms of such securities provide that a similar offer must be made with respect thereto, then the Net Proceeds Offer for the Notes and Outstanding 8 7/8% Notes shall be made concurrently with such other offer and securities of each issue will be accepted PRO RATA in proportion to the aggregate principal amount of securities of each issue which the holders of securities of such issue elect to have purchased. After the last date on which Holders are permitted to tender their Notes and Outstanding 8 7/8% Notes in a Net Proceeds Offer, the Company will not be restricted under the "LIMITATION ON ASSET SALES" covenant of the Indenture as to its use of any remaining Net Proceeds available to make such Net Proceeds Offer but not used to redeem Notes and Outstanding 8 7/8% Notes pursuant thereto.

    Notwithstanding the foregoing, if, at the time of an Asset Sale by the Company or any Restricted Subsidiary, the Company's Fixed Charge Coverage Ratio for the four fiscal quarter period ending immediately prior to the date of such Asset Sale would have been at least 2.75 to 1, determined on a PRO FORMA basis as if such Asset Sale occurred at the beginning of such four-quarter period, then any Net Proceeds received will not be subject to the "LIMITATION ON ASSET SALES" covenant.

    Each Net Proceeds Offer will be mailed to the record Holders within 15 days following the determination by the Company to make such a Net Proceeds Offer and shall comply with the procedures set forth in the Indenture. The Company will provide the Trustee with written notice of such determination as soon as such determination is made by the Company. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Holders' PRO RATA share of the Net Proceeds, Notes of tendering Holders will be repurchased on a PRO RATA basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be acquired). A Net Proceeds Offer shall remain open from the time of mailing for at least 20 business days and until the close of business on the third business day prior to the Net Proceeds Payment Date.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) under the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of Notes and Outstanding 8 7/8% Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "LIMITATION ON ASSET SALES" provision of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "LIMITATION ON ASSET SALES" provisions of the Indenture by virtue thereof.

    TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except for (i) transactions (including any investments, loans or advances by or to any Affiliate) the terms of which in good faith are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis between unaffiliated parties (as determined by the Board of Directors of the Company acting reasonably and in good faith, as evidenced by a resolution of the Board Of Directors); PROVIDED that, in the case of any transaction with an Affiliate involving aggregate consideration in excess of $10.0 million, either (A) such transaction is entered into in the ordinary course of the business of the Company or its Restricted Subsidiaries, (B) a majority of the directors of the Company unaffiliated with such Affiliate or, if there are no such directors, a majority of the directors of the Company approve such transaction or (C) the Company or such Restricted Subsidiary, as the case may be, delivers to the Trustee and the Holders a written opinion of a nationally recognized investment banking firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view, (ii) payments by the Company or any of its Restricted Subsidiaries made pursuant to any financial advisory, financing, underwriting or placement agreement; PROVIDED that the terms of any such arrangement or agreement shall be on terms which in good faith are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be (as determined by the Board of Directors of the Company acting reasonably and in good faith, as evidenced by a resolution of the Board of Directors of the Company), (iii) any Restricted Payment not otherwise prohibited under the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (iv) the payment of reasonable and customary regular fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) advances or loans to employees, officers and directors of the Company and its Subsidiaries permitted by clauses (iii) and (iv) of the definition of Permitted Investments and (vi) transactions between or among any of the Company and its Restricted Subsidiaries.

    LIMITATION ON MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. The Company shall not in a single transaction or a series of related transactions consolidate with, or merge with or into another person, or directly or indirectly sell, transfer, lease or convey substantially all of its properties and assets, to another person (except any Restricted Subsidiary; PROVIDED that in connection with any merger of the Company with any such Restricted Subsidiary, no consideration (other than common stock in the surviving corporation or the Company) shall be issued or distributed to the stockholders of the Company), or permit any person to merge with or into it unless: (i) the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction or series of transactions, no Default or Event of Default under the Indenture shall have occurred and be continuing; and (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or assumed in anticipation of or in connection with such transaction or series of transactions), the Company could incur $1.00 of additional

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Indebtedness under the first paragraph of the "LIMITATION ON ADDITIONAL
INDEBTEDNESS" covenant described above (without giving effect to clauses (i) through (xvi) of the second paragraph thereof).

    LIMITATION ON CREATION OF SENIOR SUBORDINATED DEBT. The Indenture will provide that the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes.

SUPPLEMENTAL INDENTURES

    The Indenture permits the Company and the Trustee, without notice to or the consent of the Holders, to enter into one or more indentures supplemental thereto for certain specified purposes, including, without limitation, (i) to cure ambiguities, defects or inconsistencies; (ii) to add additional covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company in the Indenture or to make any other change that does not adversely affect the rights of any Holder; PROVIDED that in making such change, the Trustee may rely upon an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder; (iii) to provide for collateral for the Notes; (iv) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with Article V of the Indenture and the Notes; (v) to provide for uncertificated Notes; and (vi) to effect or maintain the qualification of the Indenture under the TIA. Subject to the absolute and unconditional right of Holders to receive principal, premium, if any, and interest, other modifications, amendments or supplements to the Indenture or the Notes and Outstanding 8 7/8% Notes may be made with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes and Outstanding 8 7/8% Notes and such modifications, amendments or supplemental indentures will be binding on every Holder whether or not such Holder has consented thereto; PROVIDED that no such modification, amendment or supplemental indenture shall, without the consent of Holders of each outstanding Note and Outstanding 8 7/8% Note affected thereby, among other things, (i) reduce the percentage of principal amount of Notes and Outstanding 8 7/8% Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes and Outstanding 8 7/8% Notes; (ii) reduce the rate or extend the time for payment of interest on any Note or Outstanding 8 7/8% Note;
(iii) reduce the principal amount of any Note or Outstanding 8 7/8% Note or reduce the redemption or repurchase price of any Note or Outstanding 8 7/8% Note; (iv) change the Maturity Date, the Net Proceeds Payment Date or the Change of Control Payment Date; (v) alter the purchase price in connection with any repurchase of Notes and Outstanding 8 7/8% Notes described in the "LIMITATION ON ASSET SALES" covenant or under the "CHANGE OF CONTROL" provisions in any manner adverse to any Holder; (vi) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders or the rights of Holders to recover the principal of, or premium, if any, or interest on, or redemption payment with respect to, any Note or Outstanding 8 7/8% Note; (vii) make any changes relating to (a) the right of the Trustee to file proof of claim in any bankruptcy or similar proceeding or (b) the limitation on the right of Holders to direct the Trustee to institute legal proceedings with respect to the Indenture or to such provision; (viii) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or Outstanding 8 7/8% Notes or that resulted from a failure to make the payments required by the "LIMITATION ON ASSET SALES" covenant or the "CHANGE OF CONTROL" provisions; (ix) make the principal of, or the interest on, any Note or Outstanding 8 7/8% Note payable with anything or in any manner other than as provided for in the Indenture and the Notes and Outstanding 8 7/8% Notes as in effect on the Issue Date; or (x) make any change in the subordination provisions of the Indenture and the Notes and the Outstanding 8 7/8% Notes in a manner that adversely affects the Holders.

EVENTS OF DEFAULT AND REMEDIES

    Events of Default under the Indenture include the following: (a) default in the payment of interest on any Notes or Outstanding 8 7/8% Notes when the same shall become due and payable and the continuance of such default for a period of 30 days; (b) default in the payment of all or any part of the principal of, or premium, if any, on, any Notes or Outstanding 8 7/8% Notes when and as the same shall become due and payable at maturity, or upon acceleration, redemption or otherwise, including default in the payment of the purchase price required to be offered in a Net Proceeds Offer or a Change of Control Offer; (c) a failure by the Company and its Subsidiaries to comply with any of the other agreements or covenants in or provisions of the Notes and Outstanding 8 7/8% Notes or the Indenture which failure continues for a period of 45 days after written notice specifying such failure and demanding that the Company remedy the same has been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes and Outstanding 8 7/8% Notes then outstanding; (d) default under any mortgage, indenture or instrument under which there may be issued or evidenced any Indebtedness for borrowed money by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee is now existing or hereafter created if either (x) such default results from the failure to pay the final scheduled principal installment in an amount of at least $15.0 million in respect of any such Indebtedness on the stated maturity date thereof (after giving effect to any applicable grace periods) or (y) as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity, and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which the principal amount remains unpaid upon its final maturity (after giving effect to any extension of such maturity date by the holder of such Indebtedness and the expiration of any applicable grace period) or the maturity of which has been so accelerated, aggregates $15.0 million or more; (e) a final judgment or final judgments for the payment of money, or the issuance of any warrant of attachment against any portion of the property or the assets of the Company or any of its Restricted Subsidiaries, that in the aggregate, equal or exceed $15.0 million at any one time shall be entered against the Company or any of its Restricted Subsidiaries and such judgment or judgments or warrant of attachment shall not be discharged, satisfied, stayed, annulled or rescinded within 60 days of being entered, or in the case of any final judgment which provides for payment over time, from any applicable payment date; or (f) certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Significant Restricted Subsidiary.

    If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 30 days after it occurs or, if later, within 10 days after such Default or Event of Default becomes known to the Trustee, unless such Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on, any Note or Outstanding 8 7/8% Note, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders.

    If an Event of Default (other than an Event of Default described in clause
(f) of the second preceding paragraph with respect to the Company) shall occur and be continuing, then, and in every such case, unless the principal of all the Notes and Outstanding 8 7/8% Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes and Outstanding 8 7/8% Notes, by notice in writing to the Company (and to the Trustee if given by Holders) may declare all of the unpaid principal of, premium, if any, and accrued interest thereon to be due and payable immediately. In the event of a declaration of acceleration because of an Event of Default described in clause (d) of the second preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such payment default is cured or waived or the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within 60 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (d) of the second preceding paragraph has occurred that has not been cured or waived within 60 days of the declaration of such acceleration in respect thereof and if
(i) the repayment of Indebtedness or annulment of such acceleration, as the case may be, would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest which have become due solely due to such acceleration, have been cured or waived. If an Event of Default specified in clause (f) of the second preceding paragraph with respect to the Company occurs, all

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
unpaid principal of, premium, if any, applicable to, and accrued interest due and payable on all the outstanding Notes and Outstanding 8 7/8% Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The provisions described in the preceding paragraphs, however, are subject to the condition that if, at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in aggregate principal amount of the then outstanding Notes and Outstanding 8 7/8% Notes, by written notice to the Company and the Trustee, may waive, on behalf of all Holders, a Default or an Event of Default if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Notes and Outstanding 8 7/8% Notes, (ii) the principal of and premium, if any, applicable to any Notes and Outstanding 8 7/8% Notes which would become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes and (iv) all sums paid or advanced by the Trustee under the Indenture and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and (b) all Events of Default, other than the nonpayment of the principal of the Notes and Outstanding 8 7/8% Notes which have become due solely by such declaration of acceleration, have been cured or waived. Notwithstanding the previous sentence, no waiver shall be effective for any Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Note or Outstanding
8 7/8% Note held by a nonconsenting Holder or any Default or Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each then Outstanding Note and Outstanding 8 7/8% Note, unless all such affected Holders agree, in writing, to waive such Default or Event of Default. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

    Prior to the declaration of acceleration of the maturity of the Notes and Outstanding 8 7/8% Notes, the Holder or Holders of not less than a majority in aggregate principal amount of the Notes and Outstanding 8 7/8% Notes at the time outstanding by written notice to the Company and the Trustee may waive on behalf of all the Holders any past default under the Indenture and its consequence, except a default in the payment of principal of, premium, if any, or interest on any Note and Outstanding 8 7/8% Note or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note and Outstanding 8 7/8% Note affected. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes and Outstanding 8 7/8% Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

    The Company is required to furnish the Trustee, forthwith upon becoming aware of any Default or Event of Default under the Indenture, an Officers' Certificate specifying such default and within 120 days after the end of each fiscal year, an Officers' Certificate to the effect that the officers executing the same have conducted, or supervised, a review of the activities of the Company and its Subsidiaries and of performance under the Indenture and that, to such officers' knowledge, based on their review, the Company has fulfilled all of its obligations under the Indenture, or, if there has been a failure to comply with such obligations, describing such failure with particularity.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and Outstanding
8 7/8% Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and Outstanding 8 7/8% Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes and Outstanding 8 7/8% Notes when and to the extent such payments are due, (ii) the Company's obligations with respect to the

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Notes and Outstanding 8 7/8% Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Outstanding 8 7/8% Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes and Outstanding 8 7/8% Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes and Outstanding 8 7/8% Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes and Outstanding 8 7/8% Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

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
SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes Outstanding 8 7/8% Notes when (i) either (a) all the Notes and Outstanding
8 7/8% Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes Outstanding 8 7/8% Notes which have been replaced or paid and Notes and Outstanding 8 7/8% Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes and Outstanding 8 7/8% Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes and Outstanding 8 7/8% Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes and Outstanding 8 7/8% Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. See "Book Entry; Delivery and Form."

    The registered Holder of a Note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within ninety days, apply to the Commission for permission to continue, or resign.

    The Holders of a majority in principal amount of the then outstanding Notes and Outstanding 8 7/8% Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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
ADDITIONAL INFORMATION

    The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual report and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

CERTAIN DEFINITIONS

    "ADJUSTED CONSOLIDATED NET INCOME" means, with respect to any person for any period, (i) the Consolidated Net Income of such person for such period plus (ii) in the case of the Company and its Restricted Subsidiaries, (A) all cash received during such period by the Company or any Restricted Subsidiary from its Unrestricted Subsidiaries but only to the extent that the Company elects to so include such cash payments (in whole or in part) in Adjusted Consolidated Net Income and not as a reduction in the carrying value of the Investment in such Unrestricted Subsidiary (whether or not in accordance with GAAP), such election to be made prior to the making of a Restricted Payment based upon such cash received and (B) amortization, depreciation and other non-cash charges relating to acquisitions by the Company since its formation, including goodwill, non-compete agreements, the stepped-up basis on assets acquired and deferred financing costs, in each case to the extent such items reduced Consolidated Net Income. Each item of Adjusted Consolidated Net Income will be determined in conformity with GAAP, except as set forth in this definition and except that, for purposes of the application of Accounting Principles Board Opinions Nos. 16 and 17, such person may select an amortization practice allowable by GAAP up to 40 years, notwithstanding the use of a different amortization in such person's consolidated financial statements. Any designation of a Subsidiary of the Company as a Restricted Subsidiary or Unrestricted Subsidiary at or prior to the time of the calculation of Adjusted Consolidated Net Income of a Subsidiary will be treated as if it had occurred at the beginning of the applicable period.

    "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

    "A/R SECURITIZATION" means the receivables facility in effect on the Issue Date in the amount of $150 million, pursuant to which (x) the Company's Subsidiaries from time to time sell or otherwise transfer accounts receivable and related assets to a special-purpose corporation (the "Receivables Subsidiary") and (y) the Receivables Subsidiary sells or otherwise transfers accounts receivable and related assets (or interests therein) to the purchasers, as the same may be amended, modified, supplemented, extended, renewed, refunded, refinanced, restructured or replaced from time to time (including, without limitation, any extension of maturity thereof, or the inclusion of additional purchasers thereunder).

    "ASSET SALE" means, with respect to any person, in one or a series of related transactions, the sale, lease, conveyance, disposition or other transfer by the referent person of any of its assets (including by way of sale and leaseback and including the sale or other transfer or issuance of any of the Capital Stock of any Subsidiary of the referent person); PROVIDED that notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of (i) all or substantially all of the

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assets of the Company, as permitted pursuant to the "LIMITATION ON MERGERS,
CONSOLIDATIONS OR SALES OF ASSETS" covenant, (ii) any assets between the Company and any Restricted Subsidiary, (iii) (A) cash and cash equivalents, (B) inventory and (C) any other tangible or intangible asset, in each case in the ordinary course of business of the Company or its Restricted Subsidiaries, (iv) the sale of accounts receivable pursuant to the A/R Securitization or (v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment or, in the case of Redeemable Stock, each successive scheduled mandatory redemption payment of such security or instrument multiplied by the amount of such principal payment or, in the case of Redeemable Stock, mandatory redemption payment by (ii) the sum of all such principal payments or, in the case of Redeemable Stock, mandatory redemption payment.

    "CAPITAL LEASE OBLIGATION" means, with respect to any person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be required to be capitalized on the balance sheet of such person in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

    "CHANGE OF CONTROL" means (i) an event or series of events by which any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange
Act) directly or indirectly of more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in the election of directors or (ii) the replacement of a majority of the Board of Directors of the Company over a one-year period from the directors who constituted the Board of Directors at the beginning of such period, which replacement shall not have been approved by the Board of Directors as so constituted at the beginning of such period or (a) by directors whose nomination for election by the stockholders of the Company was approved by such Board of Directors or (b) by directors elected by such Board of Directors or (c) by directors approved in the same manner as (a) or (b) above that were nominated or elected by directors approved as set forth in (a) or (b) above. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one or more of the above events occurs or circumstances exist and, after giving effect to the transaction giving rise to such events or circumstances, the Company's Fixed Charge Coverage Ratio is 3.0 to 1 or greater.

    "CONSOLIDATED EBITDA" means, with respect to any person for any period and without duplication, the Adjusted Consolidated Net Income of such person for such period plus (a) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income, plus (b) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), plus (c) depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles).

    "CONSOLIDATED FIXED CHARGES" means, with respect to any person for any period, the (a) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments) and (b) aggregate amount of all dividends paid or accumulated by such person during

                                       77
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such period on Qualified Preferred Stock and all cash dividend payments by such person during such period on all series of other preferred stock of such person and its Subsidiaries, other than dividends paid by such person during such period on preferred stock of Unrestricted Subsidiaries dividends paid to such person or its Subsidiaries (other than in the case of the Company and its Restricted Subsidiaries, Unrestricted Subsidiaries) times a fraction, the numerator of which is one and the denominator of which is one minus the then Current Effective Consolidated Tax Rate of such person during such period.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Subsidiaries (other than, in the case of the Company and its Subsidiaries, Unrestricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the net income (or loss) of any person which is not a Subsidiary of the referent person or is accounted for by the equity method of accounting by such referent person shall be included only to the extent of the amount of cash dividends or distributions (including tax sharing payments) paid to the referent person during such period or a Subsidiary of the referent person (other than, in the case of the Company and its Restricted Subsidiaries, Unrestricted Subsidiaries), (ii) except to the extent includible pursuant to the foregoing clause (i), the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person's assets are acquired by such person or any of its Subsidiaries shall be excluded, (iii) any gains or losses of such person for such period attributable to Asset Sales net of related tax costs or tax benefits, as the case may be, shall be excluded and (iv) all extraordinary gains or losses of such person for such period shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any person, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such person and its Subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock of such person, each item to be determined in conformity with GAAP (excluding the effects of (i) foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52 and (ii) the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations).

    "CONSOLIDATED TANGIBLE ASSETS" means, with respect to any person, at any time, the total consolidated assets of such person less the consolidated assets of such person which constitute goodwill, in each case as set forth on such person's most recent balance sheet.

    "CURRENCY AGREEMENT" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in currency values.

    "CURRENT EFFECTIVE CONSOLIDATED TAX RATE" means, with respect to any person for any period, cash income taxes paid or payable by such person for such period DIVIDED by the amount of income used in determining the amount of such cash income taxes paid or payable, in each case without giving effect to any gains on Asset Sales.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) all Senior Indebtedness under the New Credit Facility and (ii) any Senior Indebtedness permitted under the Indenture having a principal amount of at least $15.0 million that is designated as "Designated Senior Indebtedness" by written notice from the Company to the Trustee.

    "EQUITY INTERESTS" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

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
    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issue Date.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any person for any period, the ratio of Consolidated EBITDA for such person for such period to Consolidated Fixed Charges for such person for such period. For purposes of the foregoing computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the four-quarter period for which the Fixed Charge Coverage Ratio is being determined (the "Reference Period"), (b) any acquisition or divestiture of assets or the Capital Stock of any Subsidiary of such person (Restricted Subsidiary, in the case of the Company) which occurred during the Reference Period or subsequent to the Reference Period and prior to the date of the transaction referenced in clause (a) above (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference Period, excluding, in the case of an acquisition of assets or Capital Stock, any operating expense or cost reduction of such person or the person to be acquired which, in the good faith estimate of management, will be eliminated or realized, as the case may be, as a result of such acquisition, as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of the Reference Period and as if the elimination of such operating expense and the realization of such cost reductions were achieved on the first day of the Reference Period; PROVIDED that the foregoing eliminations of operating expenses and realizations of cost reductions shall be of the types permitted to be given effect to in accordance with Article 11 of Regulation S-X under the Exchange Act as in effect on the Issue Date, (c) the incurrence of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (d) Consolidated Fixed Charges attributable to any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) is party to an Interest Rate Agreement which will remain in effect for the twelve-month period after the Transaction Date and which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (e) there shall be excluded from Consolidated Fixed Charges any portion of such Consolidated Fixed Charges related to any amount of Indebtedness that was outstanding during or subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Indebtedness borrowed (as adjusted pursuant to clause (d)) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or in such other statements by such other entity as approved by a significant segment of the accounting profession which are in effect in the United States at the time and for the period as to which such accounting principles are to be applied; PROVIDED, HOWEVER, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

    "HOLDER" means a person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

    "INDEBTEDNESS" means, with respect to any person, any indebtedness, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion

                                       79
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thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock or preferred stock of any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person (except, with respect to the Company, to the extent such Restricted Subsidiary guarantees the obligations under the Notes and the Outstanding 8 7/8% Notes), indebtedness secured by a Lien to which the property or assets owned or held by such person are subject, whether or not the obligations secured thereby shall have been assumed, and guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet). For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or preferred stock of any Restricted Subsidiary of such person which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or such preferred stock as if such Redeemable Stock or such preferred stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED that if such Redeemable Stock or such preferred stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or such preferred stock. The amount of Indebtedness of any person at any date shall be, in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such person are subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the board of directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "INTEREST EXPENSE" means, with respect to any person, for any period, the aggregate amount of interest in respect of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net cost (benefit) associated with Interest Rate Agreements, and excluding amortization of deferred finance fees) and all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such person during such period.

    "INTEREST RATE AGREEMENTS" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in interest rates.

    "INVESTMENT" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other person; in each case, other than as result of the issuance of Capital Stock of such person or the delivery of Capital Stock of such person's direct or indirect parent. For the purposes of the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted

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Subsidiary at the time that such Unrestricted Subsidiary is designated a
Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment to the extent such distribution constitutes a return on capital in accordance with GAAP; PROVIDED, HOWEVER, that in the case of an Investment in an Unrestricted Subsidiary, the Company may elect to include such cash payments (in whole or in part) in Adjusted Consolidated Net Income and not as a reduction in the carrying value of the Investment in such Unrestricted Subsidiary (whether or not in accordance with GAAP), such election to be made prior to the making of a Restricted Payment based upon such dividend or distribution.

    "ISSUE DATE" means June 20, 1997, the date of issuance of the Outstanding 8 7/8% Notes.

    "LIEN" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MATURITY DATE" means, when used with respect to any Note, the date specified in such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to provisions of the Indenture regarding acceleration of Indebtedness or any Net Proceeds Offer or Change of Control Offer).

    "NET PROCEEDS" means, with respect to any Asset Sale, the aggregate amount of U.S. Legal Tender (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in each such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of (i) the cash expenses of such sale (including, without limitation, the payment of principal, premium, if any, and interest on Indebtedness required to be paid as a result of such Asset Sale (other than pursuant to the "LIMITATION ON ASSET SALE" covenant) and legal, accounting and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Proceeds on such date and (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof.

    "NEW CREDIT FACILITY" means that certain credit agreement dated as of June 12, 1997, by and among the Company, certain financial institutions parties thereto and Bankers Trust Company and Credit Suisse First Boston, as agents, initially providing for up to a $475.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, extended, renewed, refunded, refinanced, restructured or replaced from time to time (including, without limitation, any extension of maturity thereof, or the inclusion of additional borrowers or guarantors thereunder), in each case in whole or in part, whether by the same or any other lender or group of lenders.

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
    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OUTSTANDING 8 7/8% NOTES" means the $250 million aggregate principal amount of the Company's 8 7/8% Senior Subordinated Notes due 2007 originally issued on September 25, 1997 upon consummation of the Company's registered exchange offer.

    "PERMITTED INVESTMENTS" means (i) cash or Cash Equivalents, (ii) Investments that are in persons (including Unrestricted Subsidiaries) who derive substantial revenues from operations similar or ancillary to the business of the Company or its Restricted Subsidiaries as conducted at the time of such Investment and that have the purpose of furthering the operations of the Company and its Restricted Subsidiaries; PROVIDED that Investments of the type described in this clause
(ii) shall not exceed $25.0 million at any one time outstanding in the case of persons which are not Restricted Subsidiaries or which do not in connection with such Investment become a Restricted Subsidiary, (iii) advances to employees and officers of the Company and its Subsidiaries not in excess of $1.0 million at any one time outstanding, (iv) loans to employees, officers and directors of the Company and its Subsidiaries to finance the purchase of Equity Interests in the Company, (v) accounts receivable created or acquired in the ordinary course of business, (vi) obligations or shares of Capital Stock received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment, (vii) Currency Agreements and Interest Rate Agreements and other similar agreements designed to hedge against fluctuations in foreign exchange rates and interest rates entered into in the ordinary course of business in connection with the operation of the Company's or its Restricted Subsidiaries' businesses and (viii) agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company's and its Restricted Subsidiaries' business ("Raw Material Hedge Agreements").

    "PERMITTED LIEN" means (i) Liens for taxes, assessments, governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, and with respect to amounts not yet delinquent for a period of more than 60 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business; (vi) Liens (including extensions, renewals and replacements thereof) upon real or tangible personal property acquired after the date of the Indenture whether or not such Lien existed on the date of acquisition of such property; PROVIDED that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the item of property subject thereto, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (d) the incurrence of such Indebtedness is permitted by the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant; (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such

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letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not giving rise to an Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements and Raw Material Hedge Agreements; (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries; (xiv) any interest or title of a lessor in the property subject to any Capital Lease Obligations or operating lease; (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xvi) Liens permitted or required by the New Credit Facility as in effect on the Issue Date; (xvii) Liens securing Senior Indebtedness and Liens on assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; (xviii) Liens between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (xix) Liens on assets of Restricted Subsidiaries securing letters of credit issued in the ordinary course of business of such Restricted Subsidiaries; (xx) additional Liens at any one time outstanding with respect to assets of the Company and its Restricted Subsidiaries the fair market value of which does not exceed $15.0 million on the date of determination; (xxi) Liens existing on the Issue Date and any extensions, renewals or replacements thereof; (xxii) Liens deemed to arise from the A/R Securitization; and (xxiii) the Lien granted to the Trustee under the Indenture and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted by the terms of the Indenture.

    "QUALIFIED PREFERRED STOCK" means preferred stock of the Company that is designated as such pursuant to clause (ii) or (v) of the second paragraph of the "LIMITATION ON RESTRICTED PAYMENTS" covenant.

    "REDEEMABLE STOCK" means any Equity Interest which, by its terms (or by terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable (other than for Capital Stock not constituting Redeemable Stock), in whole or in part, prior to the Maturity Date, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date, except for Equity Interests of the Company issued to employees, officers and directors of the Company and its Subsidiaries pursuant to agreements containing provisions for the repurchase of such Equity Interest upon death, disability or termination of employment or directorship of such persons; PROVIDED that any Equity Interest that is considered to be Redeemable Stock solely because it is redeemable upon the occurrence of the same events that would require a redemption or repurchase of the Notes shall not be deemed to be Redeemable Stock; PROVIDED, FURTHER, that such Equity Interest is not convertible or exchangeable into debt.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant (without giving effect to clauses (i) through (xvi) of the second paragraph thereof), on a pro forma basis taking into account such designation.

    "SENIOR INDEBTEDNESS" means any Indebtedness permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in

                                       83
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the foregoing, Senior Indebtedness shall not include (a) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, (b) Indebtedness that is represented by Redeemable Stock, (c) any liability for Federal, state, local or other taxes owed or owing by the Company,
(d) Indebtedness of the Company to any Subsidiary of the Company, (e) trade payables and (f) Indebtedness that is incurred in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this definition if the holder(s) of such obligation or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture).

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means any Restricted Subsidiary which accounted for more than 10% of the Company's Consolidated Tangible Assets or more than 10% of the Company's consolidated revenues or more than 10% of the Company's Consolidated EBITDA, in each case as of the end of the Company's most recent fiscal year.

    "SUBSIDIARY" with respect to any person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at such time, directly or indirectly, owned by such person.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (a) the Company certifies that such designation complies with the "LIMITATION ON RESTRICTED PAYMENTS" covenant and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant
(without giving effect to clauses (i) through (xvi) of the second paragraph thereof) on a PRO FORMA basis taking into account such designation.

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
                         BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Notes will be represented by one or more fully registered global notes (collectively, the "Global Notes"), and will be deposited upon issuance with the Depositary and registered in the name of the Depositary or a nominee of the Depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    THE GLOBAL NOTES. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and
(ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold the interests through participants.

    So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

    Payments of the principal of, premium (if any), and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in the same day funds.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

    On June 12, 1997, the Company entered into a Credit Agreement (as amended to date, the " New Credit Facility") with a syndicate of banks and Bankers Trust Company as Administrative Agent and Collateral Agent and Credit Suisse First Boston as Documentation Agent pursuant to which the Company may borrow, subject to certain conditions, up to $475.0 million on a revolving credit basis, of which up to $25.0 million is available as swingline loans and up to $45.0 million is available as letters of credit. The Company's initial borrowing under the New Credit Facility in the amount of $321.8 million was made on June 12, 1997 and was used to repay the outstanding borrowings under the Old Credit Facility which was terminated upon closing of the New Credit Facility. Borrowings under the New Credit Facility are available for general corporate purposes, permitted acquisitions and investments.

    The New Credit Facility provides that the revolving credit facility terminates and all loans thereunder must be repaid on June 12, 2002. Under the New Credit Facility, outstanding loans (other than swingline loans) bear interest at the Applicable Margin described below over, at the Company's option,
(i) Base Rate or (ii) LIBOR. Base Rate is defined as the higher of (x) 1/2 of 1% in excess of the Federal Funds Rate (as defined in the New Credit Facility) and
(y) the prime lending rate of Bankers Trust Company in effect from time to time. The Applicable Margin varies depending on the Company's leverage ratio, as tested on a rolling four quarter basis, and defined generally as the ratio of debt to earnings, less interest, taxes, depreciation and amortization (the "Leverage Ratio"). The Applicable Margin for LIBOR loans ranges from 0.50% to 1.75%. For Base Rate loans the Applicable Margin varies from 0.00% to 0.75%. Swingline loans bear interest at the Applicable Margin over Base Rate and letter of credit fees are charged at a rate, varying with the Leverage Ratio, from 0.50% to 1.75%.

    The Company may voluntarily terminate the banks' commitments under the New Credit Facility at any time, subject to three Business Days' notice. The New Credit Facility also provides for mandatory reductions of the banks' commitments in the event the Company incurs debt or issues preferred stock (other than certain permitted debt or preferred stock).

    The Company's obligations under the New Credit Facility are guaranteed by each domestic subsidiary of the Company and are secured by a first priority security interest in all capital stock and intercompany notes owned by the Company and its subsidiaries, with certain exceptions.

    The New Credit Facility contains restrictions that include limitations on the Company and its subsidiaries with respect to (i) the incurrence, creation and maintenance of liens (other than permitted liens), (ii) the incurrence and maintenance of additional debt, subject to certain exceptions and an available basket amount, (iii) mergers, acquisitions, purchases and sales of assets, subject to certain exceptions and an available basket amount, (iv) sale and leaseback transactions, (v) changes in business conducted and (vi) dividends and other restricted payments (subject to available baskets). In addition, the New Credit Facility contains a Leverage Ratio requirement of no greater than 4.25 to
1.0 until December 31, 1999 and thereafter no greater than 4.00 to 1.0. The minimum net interest coverage ratio is 2.25 to 1.0.

    The New Credit Facility contains customary events of default, including (i) failure by the Company to make principal payments or interest and fee payments within certain grace periods, (ii) inaccuracy of representations and warranties in any material respects when made, (iii) breach of covenants (in certain cases, subject to grace periods), (iv) failure by the Company to make payments in respect of certain indebtedness, (v) bankruptcy, insolvency or similar events with respect to the Company or its significant subsidiaries, (vi) certain ERISA defaults, (vii) material judgments that remain unsatisfied or unstayed for certain time periods or (viii) a change in control (as defined in the New Credit Facility) of the Company.

    The Company intends to amend the New Credit Facility to allow borrowings denominated in one or more foreign currencies and to make certain other amendments of benefit to the Company.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of Private Notes for Exchange Notes should not be treated as a taxable transaction for United States Federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or in extent from the Private Notes. Rather, the Exchange Notes received by a holder of Private Notes should be treated as a continuation of such holder's investment in the Private Notes. As a result, there should be no material United States Federal income tax consequences to holders exchanging Private Notes for Exchange Notes.

    PERSONS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

                              PLAN OF DISTRIBUTION

    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of up to 180 days after the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE EXCHANGE NOTES

    The validity of the Exchange Notes offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Notice to Investors.............................          2
Incorporation of Certain Documents by
  Reference.....................................          3
Available Information...........................          4
Special Note Regarding Forward-Looking
  Statements....................................          4
Summary.........................................          5
Risk Factors....................................         20
No Cash Proceeds to the Company.................         23
Price Range of the Private Notes................         24
Capitalization..................................         24
The Exchange Offer..............................         32
Business........................................         39
Management......................................         59
Principal Stockholders..........................         60
Description of the Notes........................         61
Book-Entry; Delivery and Form...................         85
Description of the New Credit Facility..........         87
Certain United States Federal Income Tax
  Considerations................................         88
Plan of Distribution............................         88
Validity of the Exchange Notes..................         88
Experts.........................................         88

                                BIG FLOWER PRESS
                                 HOLDINGS, INC.
                               OFFER TO EXCHANGE
                        8 7/8% SENIOR SUBORDINATED NOTES
                                DUE JULY 1, 2007
                              FOR ALL OUTSTANDING
                        8 7/8% SENIOR SUBORDINATED NOTES
                                DUE JULY 1, 2007

                                     [LOGO]

                                            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    The Bylaws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company's Certificate contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

    Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the Registration Rights Agreement, the Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

       (a) Exhibits

      4.1  Form of Exchange Note (included in Exhibit 4.2). Incorporated by reference to the
           Company's Registration Statement (File No. 333-32141), Exhibit No. 4.1.
      4.2  Indenture, dated as of June 20, 1997 (the "Indenture"), between Big Flower Press
           Holdings, Inc., as Issuer, and State Street Bank and Trust Company (formerly Fleet
           National Bank), as Trustee. Incorporated by reference to the Company's Registration
           Statement (File No. 333-32141), Exhibit No. 4.2.
     *4.3  Registration Rights Agreement, dated as of October 20, 1997, between the Company and
           BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Goldman,
           Sachs and Co.
      4.4  First Supplemental Indenture, dated as of August 14, 1997, to the Indenture.
           Incorporated by reference to the Company's Registration Statement (File No.
           333-32141), Exhibit No. 4.4.
     *5.1  Opinion of Sullivan & Cromwell regarding the validity of the Exchange Notes.
    *23.1  Consent of Sullivan & Cromwell (included in Exhibit 5.1)
     23.2  Consent of Deloitte & Touche LLP
     24.1  Power of Attorney (included on Page II-4 of this Registration Statement).
    *25.1  Statement of Eligibility of State Street Bank and Trust Company, as Trustee
    *99.1  Form of Letter of Transmittal
    *99.2  Form of Notice of Guaranteed Delivery
    *99.3  Form of Exchange Agent Agreement

------------------------

 *  To be filed by amendment

ITEM 22. UNDERTAKINGS

    1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    3. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    4. The undersigned registrant hereby undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (ii) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 1997.

                                              BIG FLOWER PRESS HOLDINGS, INC.

                                              By:        /s/ R. THEODORE AMMON
                                                         --------------------------------------
                                                         R. Theodore Ammon
                                                         Chairman

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Theodore Ammon and Edward T. Reilly, and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ R. THEODORE AMMON       Chairman and Director
------------------------------    (Principal Executive        December 19, 1997
      R. Theodore Ammon           Officer)

     /s/ EDWARD T. REILLY       President, Chief Executive
------------------------------    Officer and Director        December 19, 1997
       Edward T. Reilly

                                Executive Vice President
    /s/ RICHARD L. RITCHIE        and
------------------------------    Chief Financial Officer     December 19, 1997
      Richard L. Ritchie          (Principal Financial and
                                  Accounting Officer)

     /s/ MARK A. ANGELSON       Director
------------------------------                                December 19, 1997
       Mark A. Angelson

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                       PAGE
   NO.                                               DESCRIPTION                                                NO.
---------  ------------------------------------------------------------------------------------------------  ---------

      4.1  Form of Exchange Note (included in Exhibit 4.2). Incorporated by reference to the Company's
           Registration Statement (File No. 333-32141), Exhibit No. 4.1.
      4.2  Indenture, dated as of June 20, 1997 (the "Indenture"), between Big Flower Press Holdings, Inc., as Issuer, and State Street Bank and Trust Company (formerly Fleet National Bank), as Trustee.
           Incorporated by reference to the Company's Registration Statement (File No. 333-32141), Exhibit
           No. 4.2.
     *4.3  Registration Rights Agreement, dated as of October 20, 1997, between the Company and BT Alex.
           Brown Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs and Co.
      4.4  First Supplemental Indenture, dated as of August 14, 1997, to the Indenture. Incorporated by
           reference to the Company's Registration Statement (File No. 333-32141), Exhibit No. 4.4.
     *5.1  Opinion of Sullivan & Cromwell regarding the validity of the Exchange Notes.
    *23.1  Consent of Sullivan & Cromwell (included in Exhibit 5.1)
     23.2  Consent of Deloitte & Touche LLP
     24.1  Power of Attorney (included on Page II-4 of this Registration Statement).
    *25.1  Statement of Eligibility of State Street Bank and Trust Company, as Trustee
    *99.1  Form of Letter of Transmittal
    *99.2  Form of Notice of Guaranteed Delivery
    *99.3  Form of Exchange Agent Agreement

------------------------

*   To be filed by amendment.